As filed with the Securities and Exchange Commission on August 6, 2007
Registration No. 333-143996

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ZOLTEK COMPANIES, INC.
(Exact name of registrant as specified in its charter)

MISSOURI
(State or other jurisdiction of
incorporation or organization)

43-1311101
(I.R.S. Employer
Identification No.)

3101 McKelvey Road
St. Louis, Missouri 63044
Telephone: (314) 291-5110
Facsimile: (314) 291-8536
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ZSOLT RUMY
Chairman, Chief Executive Officer and President
Zoltek Companies, Inc.
3101 McKelvey Road
St. Louis, Missouri 63044
Telephone: (314) 291-5110
Facsimile: (314) 291-8536
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all correspondence to:

THOMAS A. LITZ, ESQ.
ANDREW J. KLINGHAMMER, ESQ.
Thompson Coburn LLP
One U.S. Bank Plaza
St. Louis, Missouri 63101
Telephone: (314) 552-6000
Facsimile: (314) 552-7000

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of Securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of Securities	Amount to be	Aggregate	Amount of
to be Registered	Registered	Offering Price(1)	Registration Fee
Debt Securities(2) Common Stock(2) Preferred Stock(2) Warrants(2)(3) Units(4)	$320,000,000	$320,000,000	$9,824.00(6)

Common Stock(5)	$30,000,000	$30,000,000	$921.00(6)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)	Includes such indeterminate number of shares of common stock, preferred stock or amount of debt securities as may be issued upon conversion of or exchange for any debt securities or preferred stock that provide for conversion into or exchange for other securities. No separate consideration will be received for the common stock, preferred stock or amount of debt securities issuable upon such conversion or exchange. Also includes such indeterminate number of shares of common stock, preferred stock or other securities of registrant to be issuable by registrant upon settlement of warrants.

(3)	The warrants may be combined with common stock, preferred stock or debt securities registered under this registration statement and sold as units.

(4)	Each unit may consist of any combination of two or more of the other classes of securities registered hereby.

(5)	Includes an indeterminate number of shares of common stock as may, from time to time, be sold at indeterminate prices, with an aggregate initial offering price not to exceed $30,000,000 by the selling shareholders named in this registration statement.

(6)	Previously paid on June 22, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated August 6, 2007

PROSPECTUS SUPPLEMENT
(To prospectus dated August   , 2007)

4,000,000 Shares

Zoltek Companies, Inc.

Common Stock

Zoltek Companies, Inc. is selling 3,600,000 shares and Zoltek shareholders are selling 400,000 shares.

Our shares trade on the Nasdaq Global Market under the symbol “ZOLT.” On August 3, 2007, the last sale price of the shares as reported on the Nasdaq Global Market was $45.59 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” sections beginning on page S-7 of this prospectus supplement and page 3 of the accompanying prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Zoltek	$	$
Proceeds, before expenses, to selling shareholders	$	$

The underwriters may also purchase up to an additional 600,000 shares from Zoltek at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about August   , 2007.

Merrill Lynch & Co.

RBC Capital Markets

ThinkEquity Partners LLC

The date of this prospectus supplement is August   , 2007.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

About This Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other important information relating to this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation By Reference.”

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in other parts of this prospectus supplement and the accompanying prospectus, and because it is only a summary, it does not contain all of the information that you should consider before buying shares. You should read the entire prospectus supplement carefully, as well as the accompanying prospectus, our financial statements incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the information set forth in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus for more information about important risks that you should consider before investing in our common stock. Statements of belief reflect the views of Zoltek’s management. References to “fiscal year” refer to our fiscal year which ends on September 30th of each year. References to “commercial carbon fibers” refer to the use of carbon fibers in all non-aerospace applications. References to our “capacity” refer to our internal assessment of the maximum manufacturing capacity of our plant and equipment. Unless the context requires otherwise, the terms “Zoltek,” “Company,” “we,” “our” and “us” refer to Zoltek Companies Inc. and its consolidated subsidiaries.

Our Company

We are an applied technology and advanced materials company. We are a leader in the commercialization of carbon fibers through our development of a price-competitive, high-performance reinforcement for composites used in a broad range of commercial products. In addition to manufacturing carbon fibers, we produce an intermediate product that we refer to as technical fiber, a stabilized and oxidized acrylic fiber used in flame and heat-resistant applications. We have spent over 10 years developing our proprietary technology and manufacturing processes. We believe that we are the largest manufacturer primarily focused on producing low-cost carbon fibers for commercial applications.

We operate manufacturing plants in Hungary, Texas and Missouri. Our plant in Hungary is our major carbon fiber manufacturing facility with 12 continuous carbonization lines and four intermediate oxidized fiber lines. Our Hungarian plant also manufactures acrylic fiber precursor, the raw material that we use to make carbon fibers and intermediate oxidized acrylic fibers. Our Texas plant has five continuous carbonization lines and value-added processing capabilities. Our Missouri facility is primarily dedicated to the production of technical fibers for aircraft brake and other friction applications and it also has a continuous carbonization line.

Since fiscal 2005, there has been a structural shift in the carbon fiber market. Strong demand from the higher-cost aerospace applications has caused a shortage in supply for the commercial applications that we supply. During this period, we have experienced rapid growth due to sharply increased demand for commercial carbon fibers, primarily from producers of large composite blades used in wind turbines. We believe that, over the past twelve months, there has been increased interest in and usage of carbon fibers in the oil exploration, automotive and construction end markets. Our revenue has increased from $34.5 million in fiscal year 2004 to $131.1 million for the twelve months ended June 30, 2007. To support this growth, we expanded our manufacturing capacity from two continuous carbonization lines in operation at the beginning of fiscal 2004 to our current 18 lines.

We have recently entered into long-term supply contracts with several of our key customers. For example, in May 2007 we entered into a new contract with Vestas Wind Systems under which we estimate, based on current prices and minimum purchase commitments, that we will supply approximately $300 million of carbon fibers in increasing volumes over the contract’s five-year term. In August 2007, we entered into a new contract with Gamesa Group under which we estimate, based on current prices and minimum purchase commitments, that we will supply approximately $142 million of carbon fibers over the contract’s five-year term. In June 2007, we entered into a contract with DeWind Incorporated under which we estimate, based on current prices, that we will supply approximately $30 million of carbon fibers over the contract’s three-year term.

We believe that our existing capacity will be sufficient to satisfy our obligations under our current long-term supply agreements. To meet increasing demand from current commercial application customers and provide carbon fibers for emerging applications, we have developed and are executing plans to further expand our capacity either by building additional capacity at our existing facilities or by acquiring new facilities. We are installing four additional lines in Hungary that we expect to be operating by the end of the second quarter of fiscal 2008. In addition, we have entered into a letter of intent to acquire a textile-grade acrylic fiber plant in Mexico that has been idle since January 2006. Although there can be no assurance, we expect that after we acquire and retrofit the plant we will substantially increase our existing precursor capacity by the beginning of the third quarter of fiscal 2008. We plan to install, either in Mexico or in Hungary, four more continuous carbonization lines by the end of the first quarter of fiscal 2009. We believe that the acquisition of the Mexico plant would give us the opportunity to increase our manufacturing capacity of precursor and increase our carbon fiber lines at favorable costs.

Our letter of intent to purchase the Mexico facility is not binding on us or the seller. Our purchase of the Mexico facility is subject to certain conditions, including the negotiation of a definitive purchase agreement, the completion of due diligence and the release of liens by the seller’s bank lenders. It is possible that we will not be able to complete the purchase of this facility. If this transaction is not completed, we will seek alternative means to expand our capacity, which may include acquisitions of additional facilities or expansion of our capacity at our existing facilities.

Our Industry

Carbon fiber reinforced composites, which consist of a combination of carbon fibers and bonding resins, are suitable for a diverse range of applications based upon carbon fibers’ distinctive combination of physical and chemical properties, principally their high strength, high stiffness, low weight and resistance to corrosion and fatigue.

We believe there are seven major producers of carbon fiber, five of which principally manufacture higher-cost carbon fibers for aerospace and other high-end applications. We focus primarily on commercial applications. Carbon fiber production requires substantial capital expenditures for manufacturing plants and specialized equipment, know-how to economically manufacture carbon fibers to meet technical specifications and the ability to qualify carbon fibers for acceptable performance in downstream applications.

Our Business Strategy

We believe that our business strategy has positioned us as a leader in developing commercial markets for carbon fibers. Our business model focuses on low and sustainable pricing facilitated by low production costs, rapidly scalable capacity and a product line that offers various value-added product and process enhancements.

The principal elements of our business strategy include the following:

Sustainable Price Leadership.  We market carbon fibers for use as a base reinforcement material in composites at sustainable price levels resulting in predictable composite costs per unit of strength and stiffness that compare favorably with alternative base construction materials. We believe our proprietary process and equipment design technology enable us to produce carbon fibers at costs substantially lower than those generally prevailing in the industry and to supply carbon fibers for applications that are not economically viable for our higher-cost competitors. In the past, there have been cycles of carbon fiber oversupply resulting in selling prices that we believe were below the costs of higher-cost competitors, followed by supply shortages accompanied by price increases. These cycles inhibited the development of new applications. We believe that, with our targeted cost structure, we can maintain sustainable pricing that makes it attractive for customers to commit to high-volume applications.

Support New Commercial Markets and Applications Development.  To further accelerate the commercialization of carbon fibers and carbon fiber composites across a broad range of mass-market applications, we have pursued various initiatives, including partnerships with potential users of carbon fibers to act as catalysts in the development of new low-cost, high-volume products. We believe that our supply relationships with customers for wind energy and automotive applications are the direct result of these development efforts.

Capacity Leadership to Keep Pace with Increasing Demand.  We believe that our decision to build and maintain significant available capacity has directly resulted in long-term supply arrangements with high-volume customers. We have pursued an aggressive capacity expansion program and plan to use the substantial majority of our proceeds from this offering to further expand our capacity. We have developed, and are continually seeking to improve, a proprietary continuous carbonization line design in order to increase efficiency and shorten lead time from the time of the decision to add lines to the time when the lines become operational. The ability to increase capacity in response to the growth of the commercial markets is essential to encouraging development of large-volume applications.

Corporate Information

We are incorporated in Missouri, and our principal executive offices are located at 3101 McKelvey Road, St. Louis, Missouri 63044. Our telephone number is (314) 291-5110 and our website address is www.zoltek.com. Information contained in, or accessible through, our website does not constitute part of this prospectus supplement.

The Offering

Common stock offered:

By Zoltek Companies, Inc.	3,600,000 shares

By the selling shareholders	400,000 shares

Shares to be outstanding after the offering	33,567,090 shares

Use of proceeds	We estimate that our net proceeds from this offering without exercise of the over-allotment option will be approximately $ million. We intend to use these net proceeds for the purposes of:

• continued execution of our capacity expansion plans, including:

      •     the planned acquisition and retrofitting of an acrylic fiber plant in Mexico (currently the subject of a non-binding letter of intent) to supply our carbon fiber and intermediate oxidized fiber lines, which, if completed, we estimate will cost approximately $70 million; and

• the addition of planned continuous carbonization lines, which we expect will require capital investment of approximately $50 million;

• repayment of a $10 million loan extended by our Chairman and Chief Executive Officer to finance the bond we posted in the SP Systems case;

• working capital to support the anticipated growth in our business; and

• other general corporate purposes.

See “Use of Proceeds” on page S-10 of this prospectus supplement. We will not receive any proceeds from the sale of shares by the selling shareholders.

Risk factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement and beginning on page 3 of the accompanying prospectus and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

Nasdaq Global Market symbol	ZOLT

The number of shares outstanding after the offering excludes (1) 935,110 shares reserved for issuance under our stock option plans, of which options to purchase 552,610 shares of our common stock at an average option price of $18.99 per share are currently outstanding and (2) outstanding warrants to purchase 1,239,400 shares of our common stock at an average exercise price of $28.06 per share. This number assumes that the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional 600,000 shares.

On July 30, 2007, we issued call notices with respect to $20 million principal amount of subordinated convertible debt. The call notices become effective if our stock price remains above a specified level during the notice period. If the call notices become effective, we expect that the entire $20 million principal amount of subordinated convertible debt will be converted into 784,006 shares of common stock.

Summary Consolidated Financial Information

The following summary consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes on file with the Securities and Exchange Commission. The summary consolidated statement of operations information for the fiscal years ended September 30, 2004, 2005 and 2006, is derived from our audited consolidated financial statements and the accompanying notes. The summary consolidated statement of operations information for the three months ended June 30, 2006 and 2007 and the nine months ended June 30, 2006 and 2007, and the summary consolidated balance sheet information as of June 30, 2007 are derived from our unaudited interim consolidated financial statements and have been prepared on the same basis as our audited consolidated financial statements. In the opinion of our management, our unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position. Our historical results, including our results as of and for the three months ended June 30, 2007 and the nine months ended June 30, 2007, do not necessarily indicate results that may be expected for any future period.

	Year Ended September 30,			Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2005	2006	2006	2007	2006	2007
	(In thousands, except per share data)

Statement of Operations Data:
Net sales	$34,525	$55,377	$92,357	$26,780	$40,274	$68,535	$107,301
Litigation charges(1)	—	—	22,795	—	0	—	0
Operating income (loss) from continuing operations	(5,541)	(7,626)	(15,675)	3,935	6,693	6,053	15,568
Non-cash expense attributable to convertible debt and warrant issuances(2)	(7,497)	(25,043)	(45,835)	(23,951)	(636)	(45,952)	(13,050)
Net income (loss) from continuing operations	(17,093)	(38,211)	(65,765)	(21,218)	5,020	(42,865)	(631)
Basic and diluted net income (loss) per share from continuing operations	(1.04)	(2.12)	(2.91)	(0.90)	0.17	(1.99)	(0.02)

(1)	Reflects the aggregate expense recorded in respect of certain lawsuits.

(2)	Includes amortization of financing fees and debt discount, warrant issuance expense and loss on value of warrants and conversion feature.

	As of June 30, 2007
	Actual	As Adjusted(1)
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$11,500	$
Working capital(2)	18,735
Total assets	261,647
Total debt, including short-term debt(3)(4)	31,962
Shareholders’ equity(3)	179,799

(1)	As adjusted for the offering of 3,600,000 shares of common stock by the Company and the use of the proceeds therefrom as described under “Use of Proceeds.”

(2)	Working capital includes $13.8 million of restricted cash.

(footnotes continued on following page)

(3)	On July 30, 2007, we issued call notices with respect to $20 million principal amount of subordinated convertible debt. The call notices become effective if our stock price remains above a specified level during the notice period. If the call notices become effective, we expect that the entire $20 million principal amount of subordinated convertible debt will be converted into 784,006 shares of common stock.

(4)	Includes $19.2 million recorded as a reduction in the carrying value of convertible securities related to the fair value of the warrants issued together with such securities.

RISK FACTORS

The following are risk factors that could affect our business, financial results and results of operations. The accompanying prospectus sets forth additional risk factors. All of these risk factors should be considered in connection with evaluating the forward-looking statements and information contained or incorporated by reference in this prospectus supplement because these factors could cause our actual results and conditions to differ materially from those projected in forward-looking statements. Before you buy our common stock, you should know that making such an investment involves a high degree of risk, including the risks described below and in the accompanying prospectus. The risks that we have highlighted here and in the prospectus are not the only ones that we face. If any of the risks actually occur, our business, financial condition, results of operations or cash flows could be negatively affected. In that case, the trading price or value of our common stock could decline, and you may lose all or part of your investment.

Our stock price has been volatile and may continue to fluctuate.

Our stock price has fluctuated substantially over the past two years. Future announcements concerning us or our competitors or customers, quarterly variations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by us or our competitors, developments regarding proprietary rights, changes in earnings estimates by analysts or reports regarding us or our industry in the financial press or investment advisory publications, among other factors, could cause the market price of our common stock to fluctuate substantially. In addition, stock prices for many emerging growth companies fluctuate widely for reasons often unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates, world events, military conflicts or market-sector declines, may materially and adversely affect the market price of our common stock. Any information concerning us, including projections of future operating results, appearing in investment advisory publications or on-line bulletin boards, or otherwise emanating from a source other than from us, should not be relied upon as having been supplied or endorsed by us.

Our principal shareholder has voting control over the Company.

Zsolt Rumy, our founder and principal shareholder, will own approximately 17.9% of our outstanding shares of common stock after this offering. As a result, he has and will continue to have effective voting control over our company, including the election of directors, and is able to effectively prevent an affirmative vote which would be necessary for a merger, sale of assets or similar transaction, irrespective of whether other shareholders believe such a transaction to be in their best interests. Our Articles of Incorporation and By-laws do not provide for cumulative voting in the election of directors.

Our board of directors has the authority to issue preferred stock, which could affect the rights of holders of common stock.

Our Articles of Incorporation authorize the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Holders of common stock will have no preemptive rights to subscribe for a pro rata portion of any preferred stock that may be issued. If issued, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. The possible impact that the issuance of preferred stock could have on a takeover attempt could adversely affect the price of the common stock. Although we have no present intention to issue any shares of preferred stock, we may do so in the future.

Our classified board of directors could discourage a change in control.

Our Articles of Incorporation divide the board of directors into three classes, with three-year staggered terms. The classified board provision could increase the likelihood that, in the event an outside party acquired a controlling block of our stock, incumbent directors nevertheless would retain their positions for a substantial period, which may have the effect of discouraging, delaying or preventing a change in control. The possible impact of such discouragement, delay or prevention of takeover attempts could adversely affect the price of our common stock.

Investors in this offering will experience immediate and substantial dilution.

The price of our common stock to purchasers in this offering will be substantially higher than the current net tangible book value per share of our common stock ($6.10 per share as of June 30, 2007). The closing price of our common stock on August 3, 2007 on the Nasdaq Global Market was $45.59. Therefore, if you purchase our common stock in this offering, you will incur significant immediate dilution in net tangible book value per share from the price you paid. In the past, we issued options and warrants to acquire common stock at prices significantly below the public offering price in this offering. To the extent these outstanding options and warrants are ultimately exercised, there will be further dilution to investors.

Future sales of common stock could affect the price of our common stock.

No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

We do not currently intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in this prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements appear in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, particularly in the sections entitled “Prospectus Supplement Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding the intent, belief or current expectations of us, our directors and officers with respect to, among other things: (1) our financial prospects; (2) our growth strategy and operating strategy, including our focus on facilitating acceleration of the introduction and development of commercial market applications for carbon fibers; (3) our current and expected future revenue; and (4) our ability to complete financing arrangements that are adequate to fund current operations and our long-term growth strategy.

This prospectus supplement, the prospectus and the information incorporated by reference in the prospectus supplement and the prospectus also contain statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis; (3) successfully add new planned capacity for the production of carbon fiber and precursor raw materials and meet our obligations under our long-term supply agreements; (4) achieve profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers’ forecasted requirements for our products; (7) continue investing in application and market development in a range of industries; (8) manufacture low-cost carbon fibers and profitably market them; (9) penetrate existing, identified and emerging markets; (10) consummate the acquisition of the Mexico facility described above and successfully retrofit it to manufacture acrylic fiber precursor; and (11) manage the risks identified under “Risk Factors” in the prospectus supplement and the accompanying prospectus.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We intend to use our net proceeds from the sale of the securities, expected to be approximately $     million, for:

•	continued execution of our capacity expansion plans, including:

•	the planned acquisition and retrofitting of an acrylic fiber plant in Mexico (currently the subject of a non-binding letter of intent) to supply our carbon fiber and intermediate oxidized fiber lines, which, if completed, we estimate will cost approximately $70 million; and

•	the addition of planned continuous carbonization lines, which we expect will require capital investment of approximately $50 million;

•	repayment of a $10 million loan extended by our Chairman and Chief Executive Officer, which bears interest at a rate of 8.5% and matures January 2008, to finance the bond we posted in the SP Systems case;

•	working capital to support the anticipated growth in our business; and

•	other general corporate purposes.

Our capacity expansion plans are described in more detail under “Business — Overview.”

Our letter of intent to purchase the Mexico facility is not binding on us or the seller. Our purchase of the Mexico facility is subject to certain conditions, including the negotiation of a definitive purchase agreement, the completion of due diligence and the release of liens by the seller’s bank lenders. It is possible that we will not be able to complete the purchase of this facility. If this transaction is not completed, we intend to use our proceeds from this offering for the other purposes specified above and will seek alternative means to expand our capacity, which may include acquisitions of additional facilities or expansion of our capacity at our existing facilities.

Pending these applications, we will temporarily invest the proceeds in short-term, investment-grade accounts or securities. We reserve the right to use our proceeds from this offering for purposes other than those described above if warranted by future business developments.

From time to time, we have discussed potential strategic acquisitions and investments with third parties. Currently, we have no agreement or commitment to enter into any such transactions, except for the letter of intent described above.

We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

DILUTION

When you purchase a share of our common stock in this offering, you will suffer immediate per share “dilution” in an amount equal to the difference between the price you paid per share and the net tangible book value per share after the offering. Net tangible book value per share represents the amount of our tangible assets less the amount of our liabilities divided by the number of shares of our common stock outstanding as of June 30, 2007.

Our net tangible book value, as of June 30, 2007, was approximately $180.0 million, or $6.10 per share of common stock.

Without taking into account any other changes in net tangible book value other than to give effect to our sale of 3,600,000 shares of common stock offered by this prospectus supplement and the receipt and application of the net proceeds of the offering, our adjusted net tangible book value, as of June 30, 2007, would have been $     , or $      per share of common stock. This represents an immediate increase in net

tangible book value of $      per share to existing shareholders and an immediate dilution in net tangible book value of $      per share to investors purchasing common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share	$
Net tangible book value per share as of June 30, 2007		$6.10
Increase per share attributable to new investors	$
Adjusted net tangible book value per share after this offering	$
Dilution per share to new investors	$

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “ZOLT.” Set forth below are the high and low sales prices as reported by the Nasdaq Global Market for the periods indicated:

	High	Low

Fiscal Year ended September 30, 2005
First quarter	$15.40	$8.19
Second quarter	19.63	10.58
Third quarter	15.00	8.70
Fourth quarter	14.00	9.20
Fiscal Year ended September 30, 2006
First quarter	13.24	8.03
Second quarter	24.34	8.38
Third quarter	39.74	19.87
Fourth quarter	30.47	17.38
Fiscal Year ending September 30, 2007
First quarter	28.38	18.34
Second quarter	37.20	19.67
Third quarter	44.90	29.17
Fourth quarter (through August 3, 2007)	50.16	41.69

There were approximately 490 holders of record of our common stock as of June 30, 2007.

DIVIDEND POLICY

The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors. Dividends paid in the future are dependent on our earnings, financial condition and other factors. We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business and for general corporate purposes. Furthermore, the declaration and payment of cash dividends is prohibited without the consent of certain of our lenders. Our board of directors will review our dividend policy from time to time in the future.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes on file with the Securities and Exchange Commission. The selected consolidated statement of operations data for the fiscal years ended September 30, 2004, 2005 and 2006, is derived from our audited consolidated financial statements and the accompanying notes. The selected consolidated statement of operations data for the three months ended June 30, 2006 and 2007 and the nine months ended June 30, 2006 and 2007, and the selected consolidated balance sheet data as of June 30, 2007 are derived from our unaudited interim consolidated financial statements and have been prepared on the same basis as our audited consolidated financial statements. In the opinion of our management, our unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position. Our historical results, including our results as of and for the three months ended June 30, 2007 and the nine months ended June 30, 2007, do not necessarily indicate results that may be expected for any future period.

	Year Ended September 30,			Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2005	2006	2006	2007	2006	2007
	(In thousands, except per share data)

Statement of Operations Data(1):
Net sales	$34,525	$55,377	$92,357	$26,780	$40,274	$68,535	$107,301
Cost of sales, excluding available unused capacity costs	29,137	52,809	69,994	19,053	28,334	51,003	76,922
Available unused capacity costs	4,466	2,347	—	—	—	—	—
Litigation charges(2)	—	—	22,795	—	0	—	0
Selling, general and administrative expenses(3)	6,463	7,847	15,243	3,792	5,247	11,479	14,811

Operating income (loss) from continuing operations	(5,541)	(7,626)	(15,675)	3,935	6,693	6,053	15,568
Other income (expense) and income tax expense	(11,552)	(30,585)	(50,090)	(25,153)	(1,673)	(48,918)	(16,199)

Net income (loss) from continuing operations	(17,093)	(38,211)	(65,765)	(21,218)	5,020	(42,865)	(631)
Net loss on discontinued operations, net of taxes	(5,714)	(2,182)	(37)	(260)	(24)	(58)	(42)

Net income (loss)	$(22,807)	$(40,393)	$(65,802)	$(21,478)	$4,996	$(42,923)	$(673)

Net income (loss) per share:
Basic and diluted income (loss) per share:
Continuing operations	$(1.04)	$(2.12)	$(2.91)	$(0.90)	$0.17	$(1.99)	$(0.02)
Discontinued operations	(0.35)	(0.12)	(0.00)	(0.01)	(0.00)	(0.00)	(0.00)

Total	$(1.39)	$(2.24)	$(2.91)	$(0.91)	$0.17	$(1.99)	$(0.02)

Basic weighted average common shares outstanding	16,372	18,050	22,575	23,567	29,353	21,540	27,526
Diluted weighted average common shares outstanding	16,372	18,050	22,575	23,567	30,007	21,540	27,526

(footnotes on following page)

	September 30,			June 30,
	2004	2005	2006	2007
	(in thousands)

Balance Sheet Data:
Working capital(4)	$16,802	$19,072	$20,042	$18,735
Total assets	122,455	130,429	187,684	261,647
Short-term debt	570	374	1,365	21,786	(5)(6)
Long-term debt, less current maturities	42,002	40,421	32,002	10,176	(6)(7)
Shareholders’ equity	44,230	40,645	111,661	179,799	(6)

(1)	Certain prior year amounts have been reclassified as discontinued operations for the nine months ended June 30, 2006.

(2)	Reflects the aggregate expense recorded in respect of certain lawsuits.

(3)	Includes application and development costs of $3.1 million, $3.3 million and $4.9 million for fiscal years 2004, 2005 and 2006, respectively, $1.3 million and $2.0 million for the three months ended June 30, 2006 and 2007, respectively, and $3.7 million and $5.4 million for the nine months ended June 30, 2006 and 2007, respectively.

(4)	Working capital includes restricted cash of $6.6 million as of September 30, 2006 and $13.8 million as of June 30, 2007.

(5)	Includes $7.0 million recorded as a reduction in the carrying value of convertible securities related to the fair value of the warrants issued together with such securities.

(6)	On July 30, 2007, we issued call notices with respect to $20 million principal amount of subordinated convertible debt. The call notices become effective if our stock price remains above a specified level during the notice period. If the call notices become effective, we expect that the entire $20 million principal amount of subordinated convertible debt will be converted into 784,006 shares of common stock.

(7)	Includes $12.2 million recorded as a reduction in the carrying value of convertible securities related to the fair value of the warrants issued together with such securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and related notes and other financial information appearing elsewhere in this prospectus supplement and in the documents incorporated herein by reference.

General

We are an applied technology and advanced materials company. We are a leader in the commercialization of carbon fibers through our development of a price-competitive, high-performance reinforcement for composites used in a broad range of commercial products. In addition to manufacturing carbon fibers, we produce an intermediate product that we refer to as technical fiber, a stabilized and oxidized acrylic fiber used in flame and heat-resistant applications. We have spent over 10 years developing our proprietary technology and manufacturing processes. We believe that we are the largest manufacturer primarily focused on producing low-cost carbon fibers for commercial applications.

The Company’s primary business segments are based on product lines and include Carbon Fibers and Technical Fibers. The Carbon Fibers segment manufactures low-cost carbon fibers used as reinforcement material in composites, carbon fiber composite products and filament winding equipment used in the composite industry. The Technical Fibers segment manufactures oxidized acrylic fibers used to manufacture aircraft brake pads for heat/fire barrier applications. These two segments also facilitate development of product and process applications to increase the demand for carbon fibers and technical fibers and seek to aggressively market carbon fibers and technical fibers. The Carbon Fibers and Technical Fibers segments are located geographically in the United States and Hungary.

We operate manufacturing plants in Hungary, Texas and Missouri. Our plant in Hungary is our major carbon fiber manufacturing facility with 12 continuous carbonization lines and four intermediate oxidized fiber lines. Our Hungarian plant also manufactures acrylic fiber precursor, the raw material that we use to make carbon fibers and intermediate oxidized acrylic fibers. Our Texas plant has five continuous carbonization lines and value-added processing capabilities. Our Missouri facility is primarily dedicated to the production of technical fibers for aircraft brake and other friction applications and it also has a continuous carbonization line.

Since fiscal 2005, there has been a structural shift in the carbon fiber market. Strong demand from the higher-cost aerospace applications has caused a shortage in supply for the commercial applications that we supply. During this period, we have experienced rapid growth due to sharply increased demand for commercial carbon fibers, primarily from producers of large composite blades used in wind turbines. We believe that, over the past twelve months, there has been increased interest in and usage of carbon fibers in the oil exploration, automotive and construction end markets. Our revenue has increased from $34.5 million in fiscal year 2004 to $131.1 million for the twelve months ended June 30, 2007. To support this growth, we expanded our manufacturing capacity from two continuous carbonization lines in operation at the beginning of fiscal 2004 to our current 18 lines.

The following factors have affected the net sales of our Carbon Fiber segment in recent years: (1) the growth in emerging applications using carbon fiber such as wind turbines; (2) increases in our manufacturing capacity; and (3) the significant price increases that we have successfully implemented. We would expect that our net sales in future periods will continue to be affected by the first and second of these factors. We cannot predict whether we will be able to implement in the future price increases similar to those we implemented in the recent past. The net sales of our Technical Fiber segment have been affected in the past, and we expect will continue to be affected in the foreseeable future, by available manufacturing capacity and the demand resulting from aircraft brake manufacturers and heat and flame resistant applications.

The primary cost components of our Carbon Fiber and Technical Fiber segments are: (1) acrylonitrile, which is a propylene-based by-product and our primary raw material for the production of acrylic fiber precursor used in our carbon fiber and technical fiber production; (2) energy; and (3) labor. Acrylic fiber precursor comprises approximately 50% of the total cost of producing carbon fibers. In addition, since fiscal 2006, we have incurred substantial litigation costs, which we expect will not continue at prior levels. We expect that new applications, including those we are attempting to facilitate, will continue to positively affect demand for our products. Any reduction in the use of carbon fiber in aerospace applications could increase the supply of carbon fibers and the competition we face for commercial applications.

For the nine months ended June 30, 2007, four customers accounted for approximately 64% of our revenue and our largest customer represented approximately 32% of our revenue. We expect this customer concentration will continue for the foreseeable future.

We have recently entered into long-term supply contracts with several of our key customers. For example, in May 2007 we entered into a new contract with Vestas Wind Systems under which we estimate, based on current prices and minimum purchase commitments, that we will supply approximately $300 million of carbon fibers in increasing volumes over the contract’s five-year term. In August 2007, we entered into a new contract with Gamesa Group, under which we estimate, based on current prices and minimum purchase commitments, that we will supply approximately $142 million of carbon fibers over the contract’s five-year term. In June 2007, we entered into a contract with DeWind Incorporated under which we estimate, based on current prices, that we will supply approximately $30 million of carbon fibers over the contract’s three-year term.

We believe that our existing capacity will be sufficient to satisfy our obligations under our current long-term supply agreements. To meet increasing demand from current commercial application customers and provide carbon fibers for emerging applications, we have developed and are executing plans to further expand our capacity either by building additional capacity at our existing facilities or by acquiring new facilities. We are installing four additional lines in Hungary that we expect to be operating by the end of the second quarter of fiscal 2008. In addition, we have entered into a letter of intent to acquire a textile-grade acrylic fiber plant in Mexico that has been idle since January 2006. Although there can be no assurance, we expect that after we acquire and retrofit the plant we will substantially increase our existing precursor capacity by the beginning of the third quarter of fiscal 2008. We plan to install, either in Mexico or in Hungary, four more continuous carbonization lines by the end of the first quarter of fiscal 2009. We believe that the acquisition of the Mexico plant would give us the opportunity to increase our manufacturing capacity of precursor and increase our carbon fiber lines at favorable costs.

Our letter of intent to purchase the Mexico facility is not binding on us or the seller. Our purchase of the Mexico facility is subject to certain conditions, including the negotiation of a definitive purchase agreement, the completion of due diligence and the release of liens by the seller’s bank lenders. It is possible that we will not be able to complete the purchase of this facility. If this transaction is not completed, we will seek alternative means to expand our capacity, which may include acquisitions of additional facilities or expansion of our capacity at our existing facilities.

On July 30, 2007, we issued call notices with respect to $20 million principal amount of subordinated convertible debt. The call notices become effective if our stock price remains above a specified level during the notice period. If the call notices become effective, we expect that the entire $20 million principal amount of subordinated convertible debt will be converted into 784,006 shares of common stock. If the entire $20 million principal amount of subordinated convertible debt is converted into common stock during the fourth quarter, we will record in the fourth quarter, as amortization of financing fees and debt discount, a non-cash charge of approximately $17.0 million.

Results of Operations

     Three months ended June 30, 2007 compared to three months ended June 30, 2006

The Company’s sales increased 50.4%, or $13.5 million, to $40.3 million in the third quarter of fiscal 2007 from $26.8 million in the third quarter of fiscal 2006. Carbon fiber sales increased 60.6%, or $10.9 million, to $28.9 million in the third quarter of fiscal 2007 from $18.0 million in the third quarter of fiscal 2006 as production and sales of wind energy orders continued to grow. The Company’s sales benefited from a price increase implemented on January 1, 2007 and the newly added capacity in Hungary of seven carbon fiber lines since June 30, 2006 and continued improvement in the operations of the Abilene facility. Technical fiber sales increased 24.7%, or $2.1 million, to $10.6 million in the third quarter of fiscal 2007 from $8.5 million in the third quarter of fiscal 2006 due to increased orders from European aircraft brake customers and new sales within the automotive heat resistance applications. Sales of other products and services increased $0.4 million in the third quarter of fiscal 2007.

The Company’s cost of sales increased by 48.2%, or $9.2 million, to $28.3 million in the third quarter of fiscal 2007 from $19.1 million in the third quarter of fiscal 2006. Carbon fiber cost of sales increased by 58.1%, or $7.2 million, to $19.6 million for the third quarter of fiscal 2007 from $12.4 million for the third quarter of fiscal 2006. The increase in carbon fiber cost of sales resulted from the increased sales of 60.6% discussed above offset by improved margins benefiting from improved efficiencies of the installed carbon fiber lines at the Abilene, Texas facility. Technical fiber cost of sales increased $1.9 million, or 30.2%, to $8.2 million for the third quarter of fiscal 2007 from $6.3 million for the third quarter of fiscal 2006. The increase in technical fiber cost of sales resulted primarily from the increased sales of 24.7% discussed above and the addition of one new technical fiber line at the Missouri facility. The cost of sales of other products and services increased for the third quarter of fiscal 2007 to $0.5 million compared to the third quarter of fiscal 2006 of $0.3 million.

Application and development costs were $2.0 million in the third quarter of fiscal 2007 and $1.3 million in the third quarter of fiscal 2006. These costs included product and market development efforts, product trials and sales and product development personnel and related travel. Targeted emerging applications include automobile components, fire/heat barrier and alternate energy technologies.

On the basis of settlement proposals and the reduction of the judgment in the SP Systems litigation, the Company reduced the accrual in respect of the SP Systems litigation to $18.9 million, which decreased litigation charges by $2.1 million for the quarter ended June 30, 2007. Additionally, the Company entered into a settlement agreement and release with respect to the Hardcore litigation whereby the Company paid $2.5 million cash during the quarter ended June 30, 2007, which increased litigation charges by $1.2 million. The Company also recorded additional litigation charges of $0.9 million for various other matters. As a result, the net litigation charges reported during the quarter ended June 30, 2007 was zero. As of June 30, 2007, the Company reported an accrual of $20.3 million for legal liabilities, which represented management’s estimate of the potential payout in respect of all claims and proceedings to which it was subject. There were no litigation charges during the quarter ended June 30, 2006.

Selling, general and administrative expenses were $3.3 million for the third quarter of fiscal 2007, an increase of 32.0%, or $0.8 million, from $2.5 million in the third quarter of fiscal 2006. The Company recorded $0.5 million for the cost of employee services received in exchange for equity instruments under SFAS 123-R in the third quarter of fiscal 2007 and $0.1 million in fiscal 2006.

Operating income from continuing operations was $6.7 million in the third quarter of fiscal 2007 compared to income of $3.9 million in the third quarter of fiscal 2006. Carbon fiber operations reported operating income of $7.4 million in the third quarter of fiscal 2007 compared to income of $3.8 million in the third quarter of fiscal 2006. The improvement in operating income in the carbon fiber operation in fiscal 2007 related to the increase in production and sales as the Company added new capacity at its Hungarian facility and increased prices and improved production efficiency at its Abilene facility. The operating income in technical fibers increased in the third quarter of fiscal 2007 compared to the prior year’s quarter from $1.7 million to $2.0 million. Other products and corporate headquarters reported an operating loss of $2.7 million during the third quarter of fiscal 2007 compared to a loss of $1.6 million during the third quarter of fiscal 2006. The $1.1 million increase in operating loss was primarily due to an increase of $0.4 million for the cost of employee services received in exchange for equity instruments under SFAS 123-R and an increase in application and development cost of $0.7 million.

Interest expense, net of interest income, was $0.2 million in the third quarter of fiscal 2007 compared to $0.7 million in the corresponding period of fiscal 2006. The decrease in interest expense resulted after

$28.0 million principal amount of convertible debt was converted during the second quarter of fiscal 2007. Interest capitalization also increased by $0.3 million due to the Company’s capital expansion efforts.

Amortization of financing fees, which are non-cash expenses, was $0.4 million in the third quarter of fiscal 2007 compared to $11.3 million in the third quarter of fiscal 2006. The decrease resulted primarily from the expensing of $6.8 million of a beneficial conversion feature related to the May 2006 conversion of the convertible debt issued in February 2005 issuance and $3.3 million discount related to the issuance of warrants to purchase 111,113 shares of common stock at an exercise price of $0.01 per share were recorded during the three months ended June 30, 2006. Also, amortization of debt discount related to the February 2005, December 2005 and February 2006 convertible debt issuances are no longer being recorded as they have been fully converted and related warrants were exercised before the third quarter of fiscal 2007.

Gain or loss on value of warrants and conversion feature, which is a non-cash item, was a loss of $0.2 million in the third quarter of fiscal 2007 compared to a loss of $12.6 million in the third quarter of fiscal 2006 (see “— Liquidity and Capital Resources — Convertible Debt”). The losses were attributable to the increase in the market price of the Company’s common stock and the resulting derivative accounting charges. All of the Company’s convertible debt and warrant issuances, which required derivative accounting, have been converted as of June 30, 2007.

Other income/expense, net, totaled an expense of $0.5 million in the third quarter of fiscal 2007 compared to an expense of $0.1 million for the third quarter fiscal 2006. The increase was due to a loss from foreign currency transactions realized on receivables in Hungary.

Income tax expense was $0.3 million for the third quarter of fiscal 2007 compared to $0.4 million for the corresponding period in the prior year. A valuation allowance was recorded against the income tax benefit resulting from the domestic pre-tax losses in both fiscal years 2007 and 2006 due to uncertainties in the Company’s ability to utilize net operating loss carry-forwards in the future. Current foreign income taxes were eliminated due to the utilization of net operating loss carry forwards. The expenses reported for the quarters related to local taxes for foreign operations.

The foregoing resulted in income from continuing operations of $5.0 million for the third quarter of fiscal 2007 compared to a net loss of $21.2 million for the third quarter of fiscal 2006. Similarly, the Company reported net income from continuing operations per share of $0.17 on a basic and diluted basis for the third quarter of fiscal 2007 and net loss from continuing operations per share of $0.90 on a basic and diluted basis for the third quarter of fiscal 2006. The weighted average common shares outstanding were 29.4 million and 30.0 million basic and diluted, respectively, for the three months ended June 30, 2007 and 23.6 million basic and diluted for the three months ended June 30, 2006.

Net loss from discontinued operations was $24,000 and $260,000 for the third quarter of fiscal 2007 and 2006, respectively. The Company reported net loss from discontinued operations per share of $0.00 and $0.01 on a basic and diluted basis for the third quarter of fiscal 2007 and 2006, respectively.

     Nine months ended June 30, 2007 compared to nine months ended June 30, 2006

The Company’s sales increased 56.6%, or $38.8 million, to $107.3 million in fiscal 2007 from $68.5 million in fiscal 2006. Carbon fiber sales increased 63.4%, or $30.7 million, to $79.1 million during fiscal 2007 from $48.4 million during fiscal 2006 as production and sales of wind energy orders continued to grow. The Company’s carbon fiber sales benefited from a price increase on January 1, 2007 and the newly added capacity in Hungary of seven carbon fiber lines since June 30, 2006 and continued improvement in the operations of the Abilene facility. Technical fiber sales increased 35.8%, or $6.9 million, to $26.2 million during fiscal 2007 from $19.3 million during fiscal 2006. Technical fiber sales increased as the Company experienced a significant increase in orders from its aircraft brake customers and added a technical fiber production line in its facility in Hungary. Sales of other products and services increased $1.1 million to $2.0 million during the nine months ended June 30, 2007 from $0.9 million during the nine months ended June 30, 2006.

The Company’s cost of sales increased by 50.8%, or $25.9 million, to $76.9 million during fiscal 2007 from $51.0 million during fiscal 2006. Carbon fiber cost of sales increased by 59.3%, or $21.1 million, to $56.7 million during fiscal 2007 from $35.6 million for fiscal 2006. The increase in carbon fiber cost of sales resulted from the increased sales of 63.4% discussed above offset by increased margins benefiting from improved efficiencies of the installed carbon fiber lines at the Abilene, Texas facility. Technical fiber cost of sales increased $4.3 million, or 29.1%, to $19.1 million for fiscal 2007 from $14.8 million for fiscal 2006. The increase in technical fiber cost of sales resulted from the increased sales of 35.8% discussed above. The cost of sales of other products increased for fiscal 2007 to $1.1 million compared to fiscal 2006 of $0.6 million.

Application and development costs were $5.4 million in fiscal 2007 and $3.6 million in fiscal 2006. These costs included product and market development efforts, product trials and sales and product development personnel and related travel. Targeted emerging applications include automobile components, fire/heat barrier and alternate energy technologies.

On the basis of settlement proposals and the reduction of the judgment in the SP Systems litigation, the Company reduced the accrual in respect of the SP Systems litigation to $18.9 million, which decreased litigation charges by $2.1 million for the quarter ended June 30, 2007. Additionally, the Company entered into a settlement agreement and release with respect to the Hardcore litigation whereby the Company paid $2.5 million cash during the nine months ended June 30, 2007, which increased litigation charges by $1.2 million. The Company also recorded additional litigation charges of $0.9 million for various other matters. As a result, the net litigation charges reported during the nine months ended June 30, 2007 was zero. As of June 30, 2007, the Company reported an accrual of $20.3 million for legal liabilities, which represented management’s estimate of the potential payout in respect of all claims and proceedings to which it was subject. There were no litigation charges reported for the nine months ended June 30, 2006.

Selling, general and administrative increased by 20.5%, or $1.6 million, to $9.4 million in fiscal 2007 from $7.8 million in fiscal 2006. The Company recorded $0.8 million for the cost of employee services received in exchange for equity instruments under SFAS 123-R during fiscal 2007 compared to $0.4 million in fiscal 2006. Audit fees increased by $0.3 million from fiscal 2006 to fiscal 2007.

Operating income was $15.6 million for the first nine months of fiscal 2007 compared to operating income of $6.1 million in fiscal 2006. Carbon fiber operations reported operating income of $16.0 million for fiscal 2007 compared to income of $8.1 million in fiscal 2006. The improvement in operating income from the carbon fiber operation in fiscal 2007 related to the increase in production and sales as the Company added new capacity at its Hungarian facility and increased prices and improved production efficiency at its Abilene facility. The operating income from technical fibers increased $2.7 million, from $3.3 million for the first nine months of fiscal 2006 to $6.0 million for fiscal 2007, as sales increased 35.8% due to increased orders from the European aircraft brake customers and new sales within the automotive heat resistance applications. Other products and Corporate Headquarters reported an operating loss of $6.5 million for the nine months ended June 30, 2007 compared to a loss of $5.3 million during the same period in fiscal 2006. This increase reflected additional staffing and professional fees related to the Company’s growth and compliance with the Sarbanes-Oxley Act of 2002. The Company recorded $0.8 million for the cost of employee services received in exchange for equity instruments under SFAS 123-R during fiscal 2007 and $0.4 million in fiscal 2006.

Interest expense, net of interest income, was $1.1 million for the nine months ended June 30, 2007, compared to $2.0 million in the corresponding period of fiscal 2006. Interest income increased by $0.8 million as short-term investments earned higher returns during fiscal 2007. Interest expense was also reduced due the conversion of debt to common stock during the second quarter of fiscal 2007.

Amortization of financing fees and debt discount, which are non-cash expenses, was $6.4 million during the nine months ended June 30, 2007 compared to $15.9 million during the same period for fiscal 2006. See “— Liquidity and Capital Resources — Convertible Debt”.

Warrant issuance expense was $6.4 million for fiscal 2007. In December 2006, the Company expensed the fair value of warrants issued to induce holders to exercise previously held warrants. The

Company used the funds received from the exercise of these warrants to support its capacity expansion and to fund its appeal bond in the SP Systems case.

Loss on value of warrants and conversion feature, which is a non-cash item, was a loss of $0.3 million for fiscal 2007 compared to a loss of $30.1 million in fiscal 2006 (see “Liquidity and Capital Resources — Financing”). The losses were attributable to the increase in the market price of the Company’s common stock and the resulting derivative accounting charges. All of the Company’s convertible debt issuances, which required derivative accounting, have been converted.

Other income/expense, net, was an expense of $1.3 million in fiscal 2007 compared to an expense of $0.3 million fiscal 2006. The increase was due to a loss from foreign currency transactions realized on receivables in Hungary.

Income tax expense was $0.8 million for the nine months ended June 30, 2007 compared to $0.7 million for the corresponding period in the prior year. A valuation allowance was recorded against the income tax benefit resulting from domestic pre-tax losses in both fiscal years 2007 and 2006 due to uncertainties in the Company’s ability to utilize net operating loss carry-forwards in the future. Current foreign income taxes were eliminated due to the utilization of net operating loss carry forwards. The expenses reported for the quarters related to local taxes for foreign operations.

The foregoing resulted in a loss from continuing operations of $0.6 million for the nine months ended June 30, 2007 compared to a net loss of $42.9 million for fiscal 2006. Similarly, the Company reported net loss from continuing operations per share of $0.02 on a basic and diluted basis for the nine months ended June 30, 2007 and net loss from continuing operations per share of $1.99 on a basic and diluted basis for fiscal 2006. The weighted average common shares outstanding were 27.5 million basic and diluted for fiscal 2007 and 21.5 million basic and diluted for fiscal 2006.

Net loss from discontinued operations was $42,000 for fiscal 2007 and $58,000 for fiscal 2006. The Company reported net loss from discontinued operations per share of $0.00 on a basic and diluted basis for fiscal 2007 and loss per share of $0.00 for fiscal 2006, on a basic and diluted basis.

Liquidity and Capital Resources

The Company believes its cash flow from operations should be sufficient to fund near-term liquidity needs. During the third quarter of fiscal 2007, the Company filed a shelf registration statement with the SEC for a periodic offering of up to $350.0 million, of which up to $30.0 million may be offered by selling shareholders, in debt securities, common and preferred stock, warrants and/or units. Under the registration statement, the Company may sell securities in one or more separate offerings with the size, price and terms to be determined at the time of sale. In the event that the Company does not consummate the common stock offering to which this prospectus relates, the Company will require additional debt and/or equity financing to fund its near term capacity expansion plans.

Cash Provided By (Used In) Continuing Operating Activities

Operating activities provided $7.9 million of cash for the nine months ended June 30, 2007 compared to cash provided of $3.7 million for the nine months ended June 30, 2006. The improvement was the result of increased operating income as sales and margins continue to improve. The Company implemented a price increase on all carbon fiber and technical fiber products on January 1, 2007. The Company’s sales benefited from the newly added capacity in Hungary of seven carbon fiber lines since June 30, 2006 and continued improvement in the operations of the Abilene facility production. Operating cash flows were negatively impacted by an increase in inventory balances of $5.2 million to support sales growth for the fiscal year 2007 compared to a decrease of $2.4 million in 2006. Operating cash flows were also negatively affected by $4.2 million cash used by an increase in accounts receivables for 2007 compared to cash used for accounts receivable of $6.0 million in fiscal year 2006. Accrued expenses and other liabilities decreased, primarily from $3.5 million paid for legal settlements and litigation fees (see Note 4 of the Notes to our Condensed Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (our “Third Quarter Form 10-Q”)) and recognition of deferred revenue. The Company anticipates continuing to improve future cash flows from operations as it gains operating efficiency and adds capacity at the Abilene and Hungarian manufacturing facilities.

Cash Provided By Discontinued Operating Activities

Net cash provided by discontinued operating activities was $1.9 million for the nine months ended June 30, 2007 compared to cash provided of $0.3 million for the nine months ended June 30, 2006. The improvement is due to collection of receivables and sales of inventory as the Company exited its netting and thermoplastic divisions.

Cash Used In Investing Activities

Net cash used in investing activities for the nine months ended June 30, 2007 was $35.2 million which consisted of capital expenditures of $42.8 million to expand production lines of the Company’s precursor facility and carbon fiber operations to meet the additional demand for carbon fiber products, offset by $7.6 million of funds from the Hungarian government as a conditional grant to reimburse for capital expansion (see Note 5 to our Third Quarter Form 10-Q).

Net cash used in investing activities for the nine months ended June 30, 2006 was $28.9 million which included capital expenditures primarily at the Hungarian subsidiary related to expansion of its precursor facility and its carbon fiber lines.

Historically, cash used in investing activities has been expended for equipment additions and the expansion of the Company’s carbon fiber production capacity. The Company expects capital expenditures to increase in connection with the expansion of its precursor facility in Hungary and the installation of additional carbon fiber lines to meet the increased demand for carbon fiber.

Cash Provided By Financing Activities

Net cash provided by financing activities was $26.3 million and $44.3 million for the nine months ended June 30, 2007 and 2006, respectively. The cash provided by financing activities is due to the financing transactions described above (see “— Financing”).

Restrictions on cash increased by $7.2 million as financing commitments to post the $23.5 million bond related to the ongoing litigation from the SP Systems case.

Future Contractual Obligations

In the table below, we set forth our enforceable and legally binding obligations as of June 30, 2007. Some of the figures included in this table are based on our estimates and assumptions about these obligations, including their durations, anticipated actions by third parties and other factors. The enforceable and legally binding obligations we will actually pay in future periods may vary from those reflected in the table because the estimates and assumptions are subjective. See Notes 2 and 3 to our Third Quarter Form 10-Q for discussion of the Company’s debt agreements (amounts in thousands).

		Less than
	Total	1 year	1-3 years

Convertible debentures(a)	$31,250	$11,291	$19,750
Long-term debt, including current maturities(a)	18,889	17,292	2,598

Total debt	51,139	28,791	22,348
Contractual interest payments(b)	4,191	2,573	1,618
Legal liabilities(c)	20,259	20,259	—
Purchase obligations(d)	4,249	4,249	—

Total contractual obligations	$79,838	$55,872	$23,966

(a)	Convertible debentures and long-term debt are presented on the balance sheet net of debt discount of $19.2 million.

(b)	Amounts represent the expected cash payment for interest on our debt.

(c)	Amount includes $18.9 million accrued for potential damages and litigation cost related to SP Systems case and $1.4 million related to the investment banker case and other pending litigation. See Note 4 to our Third Quarter Form 10-Q.

(d)	Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions, and the approximate timing of the transactions. Purchase obligations exclude agreements that are cancelable at any time without penalty.

The future contractual obligations and debt could be reduced by up to $35.4 million in exchange for up to 1.6 million shares of common stock if all the convertible debt was converted on June 30, 2007 (amounts in thousands).

	Conversion		Less than
	price	Total	1 year	1-3 years

Total contractual obligations		$79,838	$55,872	$23,966
February 2003 issuance	$3.50	(1,250)	(1,250)	—
May 2006 issuance	25.51	(20,000)	(8,000)	(12,000)
July and October 2006 issuance	25.51	(10,000)	(2,251)	(7,749)
Interest payments		(4,191)	(2,573)	(1,618)

Total contractual obligations assuming conversion on June 30, 2007		$44,397	$41,798	$2,599

As of August 3, 2007, the last reported sale price of the Company’s common stock was $45.59 per share.

Bond Related to SP Systems Case

On April 12, 2007, the Company reported the results of various post-trial motions in ongoing litigation against its Zoltek Corporation subsidiary brought by SP Systems (See Note 4 to our Third Quarter Form 10-Q). The Company posted a supersedeas bond in April 2007, collateralized by a $23.5 million letter of credit issued by the Company’s U.S. Bank. The letter of credit is collateralized by certain U.S. real estate of the Company and $13.5 million of restricted cash, which includes funds from the $10.0 million loan from the Company’s Chief Executive Officer and the proceeds from the exercise in December 2006 of warrants to purchase 827,789 shares of common stock for $11.9 million by institutional investors.

To increase available funding for the posting of the bond, in December 2006, the Company entered into an amendment of its previously announced convertible debt financing package with institutional investors under which the Company issued the investors warrants to purchase 827,789 shares of common stock with an exercise price of $28.06 per share. The Company recorded the entire fair value of these new warrants, $6.4 million, as a non-cash charge during the first quarter of fiscal 2007. The fair value was calculated based on the warrants’ expected life of three years, the Company’s stock price of $20.20 at the date of issuance, a risk-free interest rate of 4.65% and a stock volatility of 67% at the date of issuance.

Revolving Credit Facility

In December 2006, the Company extended its existing line of credit until January 1, 2008. The renewal of this credit facility included an amendment which increased the amount available under the original revolving credit facility from $5.5 million to $6.7 million. The revolving credit facility has a total commitment of the lesser of (1) $6.7 million or (2) an amount equal to a percentage of eligible accounts receivable plus a percentage of eligible inventories, which as of June 30, 2007 totaled $6.4 million. The amendment also provides that the letter of credit previously collateralized by the Company’s cash and cash equivalents and presented as restricted cash in the Company’s consolidated balance sheet as of September 30, 2006 will be collateralized by the availability under the revolving credit facility thereby eliminating the cash restriction. Accordingly, as of June 30, 2007, there is no available borrowing base under the revolving credit facility. No financial covenants currently apply to the credit facility from the U.S. bank.

Hungarian Grant

The Hungarian government has pledged a grant of 2.9 billion HUF (approximately $15.9 million) to Zoltek’s Hungarian subsidiary that will partially provide the capital resources to modernize its facility, establish a research and development center, and support buildup of manufacturing capacity of carbon fibers. During the third quarter of fiscal 2007, Zoltek’s Hungarian subsidiary received approximately $7.5 million in grant funding. These funds have been recorded as a liability on the Company’s balance sheet. The Company intends to present bank guarantees amounting to 120% of the amount of the grant as received. The Hungarian subsidiary may be required to pay back all or a portion of the grant if, among other things, the Hungarian subsidiary fails to achieve excess export revenues amounting to an average annual sum of 21.7 billion HUF (approximately $119.0 million); fails to employ an average annual staff of 1,200 employees; fails to utilize regional suppliers for at least 45% of its purchases; fails to obtain consent from the Hungarian government prior to selling assets created with grant funds; fails to use grant funds in accordance with the grant agreement; fails to provide appropriate security for the grant; makes or made an untrue statement or supplies or supplied false data in the grant agreement, grant application or during the time of the grant; defaults on its obligations by more than 30 days; withdraws any consents it gave in the grant agreement; or causes a partial or complete failure or hindrance of the project that is the subject of the grant. Currently, management anticipates the Company will comply with the requirements of the grant agreement.

Convertible Debt

During the quarter ended June 30, 2007, certain investors converted an aggregate of $0.3 million principal and interest on convertible debt privately placed in the February 2003 issuances into 71,430 shares of common stock at a conversion price of $3.50, which was recorded into shareholders’ equity on the balance sheet.

During the quarter ended March 31, 2007, certain investors converted an aggregate of $28.3 million aggregate principal and interest on convertible debt privately placed in the September 2005, December 2005 and February 2006 issuances into 2.2 million shares of common stock at conversion prices of $12.50, $12.50 and $13.07 per share, respectively, which was recorded into shareholders’ equity as of March 31, 2007. The Company recorded a non-cash charge of $3.3 million to amortization of financing fees and debt discount representing the remaining unamortized debt discount and deferred financing fees associated with the converted debt.

During the quarter ended December 31, 2006, certain investors converted $1.2 million aggregate principal and interest amounts of the convertible debt privately placed in the February 2003 issuance into 342,858 shares of common stock, which was recorded into shareholders’ equity.

In October 2006, the Company issued convertible debentures in the aggregate principal amount of $7.5 million to institutional private equity investors. The convertible debentures have a stated maturity of 42 months and bear interest at a fixed rate of 7.5% per annum. The convertible debentures are convertible into 293,767 shares of common stock at a conversion price of $25.51 per share. The Company also issued to the investors five-year warrants that give holders the right to purchase up to 102,835 shares of Zoltek common stock at an exercise price of $28.06 per share. The fair value of the debt discount associated with the warrants and conversion features at the time of issuance was $2.8 million and will be accreted to the debt’s face value over the life of the convertible debentures.

The terms of repayment for each convertible debt issuance in May 2006, July 2006 and October 2006 stipulate that the Company shall pay the principal balance in ten equal quarterly installments commencing on the date 15 months following the closing date and continues for each of the nine quarters thereafter. As of June 30, 2007, the stock price was above the conversion price for all issuances. Therefore, the Company does not anticipate that any of its lenders will demand cash repayment in the near future. Additionally, the May 2006, July 2006 and October 2006 issuances allow the Company to require conversion if the price of the Company’s stock stays above $42.50 per share for a period of 20 consecutive days beginning six months after the date of registration of the resale of the underlying shares. In July 2007, the Company issued notice to the holders of $20.0 million principal amount of convertible debt issued in May 2006 that it will require the conversion of the debt. The call notices become effective if our stock price remains above a specified level during the notice period. If all May 2006 convertible debt is converted to shares of the Company’s common stock during the fourth quarter, a non-cash charge will be recorded as amortization of financing fees and debt discount for approximately $17.0 million. The July 2006 and October 2006 issuances are not eligible for mandatory conversion until September 1, 2007, as the resales of the underlying shares were not registered until March 1, 2007.

Each outstanding issuance of convertible debt is summarized in the table below which sets forth the significant terms of the debt, warrants and assumptions associated with valuing the conversion feature and warrants as of June 30, 2007.

	Convertible Debt Issuances
	Outstanding as of June 30, 2007
	May	July	October
	2006	2006	2006

Amount of debenture (millions)	$20.0	$2.5	$7.5
Per share conversion price on debenture	$25.51	$25.51	$25.51
Interest rate	7.5%	7.5%	7.5%
Term of debenture	42 months	42 months	42 months
Convertible Debt Issuances Outstanding as of June 30, 2007
Warrants issued	274,406	34,370	102,835
Term of warrants	60 months	60 months	60 months
Per share exercise price of warrants	$28.06	$28.06	$28.06
Fair value per warrant at issuance	$26.03	$23.89	$12.64
Value per share conversion feature at issuance	$18.80	$19.21	$19.57
Stock price on date of agreement	$32.25	$29.28	$26.81
Stock volatility at issuance	106%	111%	117%
Dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate at issuance	4.88%	4.88%	4.65%
Converted	No	No	No
Warrants exercised	No	No	No

Amortization of Financing Fees and Debt Discount

At the time of issuance of convertible debt securities with warrants, the Company records the fair value associated with the warrants using the Black-Scholes option-pricing model. This fair value discount is recorded as a reduction in the carrying value of the convertible debt security that is accreted to its face value over the life of the convertible security and expensed into the Company’s income statement. If the remaining convertible securities are converted prior to the redemption date, the unamortized debt discount associated with the valuation of the warrants and conversion feature will be recorded as an expense at the time of conversion. See the table in Note 4 to our Third Quarter Form 10-Q for impact of amortization of financing fees and debt discount on the financial results for the three and nine months ended June 30, 2007 and 2006 and the carrying value of unamortized debt discount and financing fees.

Warrant and Conversion Features

In January, March and October of 2004 and February 2005, the Company issued convertible notes and warrants that required the Company to register the resale of the shares of common stock upon conversion or exercise of these securities. The Company is required to carry these embedded derivatives on its balance sheet at fair value and unrealized changes in the values of these embedded derivatives are reflected in the consolidated statement of operations as “Loss on value of warrants and conversion feature.” See Note 5 to our Third Quarter Form 10-Q for the impact on the results for three and nine months ended June 30, 2007 and 2006.

Legal

Legal contingencies have a high degree of uncertainty. When losses from contingencies become estimatable and probable, reserves are established. The reserves reflect management’s estimate of the probable cost of ultimate resolution of the matters and are revised accordingly as facts and circumstances change and, ultimately, when matters are brought to closure. If any litigation matter is resolved unfavorably, the Company could incur obligations in excess of management’s estimate of the outcome, and such resolution could have a material adverse effect on our consolidated financial condition, results of operations or liquidity. As of June 30, 2007, the Company has established an accrual for legal liabilities of $20.3 million, including in respect of the litigation discussed below.

In February 2005, SP Systems and its subsidiary Structural Polymer Systems, Limited filed an action against Zoltek Corporation in the U.S. District Court for the Eastern District of Missouri, Eastern Division alleging that the Company breached a Supply Agreement relating to Zoltek’s carbon fiber product known as Panex 33. The case was tried in November 2006 and on November 29, 2006, the jury in the case rendered verdicts against Zoltek Corporation in the amounts of $21.1 million and $14.9 million, respectively, which verdicts were subsequently entered as judgments against Zoltek Corporation. On April 12, 2007, the Court ruled on various post-trial motions, granting one of Zoltek’s motions to reduce the judgment from $36.0 million to $21.1 million, concluding that the jury’s award of damages on the two separate counts brought by the plaintiffs was duplicative. We understand that the plaintiffs may appeal this ruling. The Court issued an Order setting the amount of a supersedeas bond at $23.5 million in order to stay the execution of the amended judgment pending the Company’s appeal and denied the Company’s post-trial motions for a new trial and for a judgment in its favor as a matter of law. The bond was posted in April 2007. See Note 5 to our Third Quarter Form 10-Q for discussion related to financing of the bond. The Company accrued $21.8 million during the fourth quarter of fiscal 2006 in respect of the potential liability and related legal fees in this matter. On the basis of the plaintiffs’ settlement proposals and the reduction of the judgment in April 2007, the Company reduced the accrual to $18.9 million, which decreased litigation charges by $2.1 million for the quarter ended June 30, 2007. If the SP Systems litigation is not ultimately settled, the Company may increase the amount of the accrual. The ultimate resolution of this litigation may have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

In October 2003, the Company was named as a defendant in a civil action filed in the Court of Common Pleas for Cuyahoga County, Ohio by the former owner of Hardcore Composites Operations, LLC (Hardcore) alleging breach by Hardcore and the Company of their respective obligations under a sublease, the Company’s guaranty of the sublease, and prior settlement agreement among the parties. In October 2004, the Court of Common Pleas for Cuyahoga County, Ohio ruled in favor of the former owner of Hardcore Composites in the amount of $1.1 million. In prior periods, the Company accrued $1.3 million in respect of the possible liability in this matter. In July 2006, the Company was successful in its appeal of the lower court’s ruling and the case was remanded to the Court of Common Pleas for retrial. In view of the uncertainty surrounding the litigation process and the potential obligation through October 2008 stemming from the guarantee of Hardcore’s lease obligation, management settled this matter in May 2007. Zoltek and the former owners of Hardcore and their successors entered into a settlement agreement and release whereby Zoltek paid $2.5 million cash, which increased litigation charges by $1.2 million for the quarter ended June 30, 2007, and was completely released of all claims with prejudice.

In September 2004, the Company was named a defendant in a civil action filed by an investment banker that was retained by the Company to obtain equity investors, alleging breach by the Company of its obligations under the agreement signed by the parties. The investment banker alleges it is owed commission from the equity investment obtained by the Company from a different source. The Company has asserted various defenses, including that the investment banker breached the agreement by not performing reasonable efforts to obtain financing for the Company, and therefore, the agreement was terminated by the Company prior to obtaining new financing. A decision granting summary judgment against the Company was entered in April 2005. A trial on damages took place in December 2005, after which a judgment was filed in May 2006 against the Company in the amount of $4.1 million in cash and the court ordered the Company to issue warrants to purchase 122,888 shares of the Company’s common stock at various prices. To date the Company has not made payments of any portion of this obligation or issued the warrants, although it posted an appeal bond in the amount of $6.6 million. The Company has accrued $1.0 million with respect to this matter. The Company is vigorously defending this matter and has filed counterclaims and an appeal. The Company’s appeal is currently pending in the U.S. Court of Appeals for the Second Circuit. If the Company’s appeal is unsuccessful, this matter could have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

The Company has received two notices of enforcement action, dated March 2, 2007 and June 8, 2007, from the Texas Natural Resource Conservation Commission concerning alleged air permit violations and excessive emissions at the Company’s Abilene, Texas manufacturing facility. The Company has submitted written responses, including a corrective action plan, to the Texas Natural Resource Conservation Commission and has substantially implemented the actions identified in the corrective action plan. The Company has not received any notice from the Texas Natural Resource Conservation Commission of any proposed administrative or civil penalties or fines associated with the alleged violations or any other action that would materially affect the operation of this plant in the future. Although there can be no assurance in this regard, the Company believes that the ultimate outcome of these enforcement actions will not have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

The Company is a party to various other claims and legal proceedings arising out of the normal course of its business. Although there can be no assurance, in the opinion of management, the ultimate outcome of these other claims and lawsuits should not have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

New Accounting Pronouncements

On July 13, 2006, the FASB released its final interpretation on uncertain tax positions, FIN 48, “Accounting for Uncertainty in Income Taxes.“ FIN 48 addresses the recognition and measurement of uncertain income tax positions using a “more-likely-than-not” threshold and introduces a number of new disclosure requirements. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2006, for both public and non-public companies. The Company is currently evaluating this guidance for its potential effects on current tax provisions.

In February 2007, the FASB released SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement permits entities to elect to measure many financial instruments and certain other items at fair value. Upon adoption of SFAS 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at initial recognition of the asset or liability or upon a re-measurement event that gives rise to new-basis accounting. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value nor does it eliminate disclosure requirements included in other accounting standards. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and may be adopted earlier but only if the adoption is in the first quarter of the fiscal year. The Company is currently evaluating the impact adoption may have on its results of operations and financial position.

BUSINESS

Overview

We are an applied technology and advanced materials company. We are a leader in the commercialization of carbon fibers through our development of a price-competitive, high-performance reinforcement for composites used in a broad range of commercial products. In addition to manufacturing carbon fibers, we produce an intermediate product that we refer to as technical fiber, a stabilized and oxidized acrylic fiber used in flame and heat-resistant applications. We have spent over 10 years developing our proprietary technology and manufacturing processes. We believe that we are the largest manufacturer primarily focused on producing low-cost carbon fibers for commercial applications.

We operate manufacturing plants in Hungary, Texas and Missouri. Our plant in Hungary is our major carbon fiber manufacturing facility with 12 continuous carbonization lines and four intermediate oxidized fiber lines. Our Hungarian plant also manufactures acrylic fiber precursor, the raw material that we use to make carbon fibers and intermediate oxidized acrylic fibers. Our Texas plant has five continuous carbonization lines and value-added processing capabilities. Our Missouri facility is primarily dedicated to the production of technical fibers for aircraft brake and other friction applications and it also has a continuous carbonization line.

Since fiscal 2005, there has been a structural shift in the carbon fiber market. Strong demand from the higher-cost aerospace applications has caused a shortage in supply for the commercial applications that we supply. During this period, we have experienced rapid growth due to sharply increased demand for commercial carbon fibers, primarily from producers of large composite blades used in wind turbines. We believe that, over the past twelve months, there has been increased interest in and usage of carbon fibers in the oil exploration, automotive and construction end markets. Our revenue has increased from $34.5 million in fiscal year 2004 to $131.1 million for the twelve months ended June 30, 2007. To support this growth, we expanded our manufacturing capacity from two continuous carbonization lines in operation at the beginning of fiscal 2004 to our current 18 lines.

We have recently entered into long-term supply contracts with several of our key customers. For example, in May 2007 we entered into a new contract with Vestas Wind Systems under which we estimate, based on current prices and minimum purchase commitments, that we will supply approximately $300 million of carbon fibers in increasing volumes over the contract’s five-year term. In August 2007, we entered into a new contract with Gamesa Group, under which we estimate, based on current prices and minimum purchase commitments, that we will supply approximately $142 million of carbon fibers over the contract’s five-year term. In June 2007, we entered into a contract with DeWind Incorporated under which we estimate, based on current prices, that we will supply approximately $30 million of carbon fibers over the contract’s three-year term.

We believe that our existing capacity will be sufficient to satisfy our obligations under our current long-term supply agreements. To meet increasing demand from current commercial application customers and provide carbon fibers for emerging applications, we have developed and are executing plans to further expand our capacity either by building additional capacity at our existing facilities or by acquiring new facilities. We are installing four additional lines in Hungary that we expect to be operating by the end of the second quarter of fiscal 2008. In addition, we have entered into a letter of intent to acquire a textile-grade acrylic fiber plant in Mexico that has been idle since January 2006. Although there can be no assurance, we expect that after we acquire and retrofit the plant we will substantially increase our existing precursor capacity by the beginning of the third quarter of fiscal 2008. We plan to install, either in Mexico or in Hungary, four more continuous carbonization lines by the end of the first quarter of fiscal 2009. We believe that the acquisition of the Mexico plant would give us the opportunity to increase our manufacturing capacity of precursor and increase our carbon fiber lines at favorable costs.

Our letter of intent to purchase the Mexico facility is not binding on us or the seller. Our purchase of the Mexico facility is subject to certain conditions, including the negotiation of a definitive purchase agreement, the completion of due diligence and the release of liens by the seller’s bank lenders. It is possible that we will not be able to complete the purchase of this facility. If this transaction is not completed, we will seek alternative means to expand our capacity, which may include acquisitions of additional facilities or expansion of our capacity at our existing facilities.

Historically, the most significant application for our products had been for aircraft brakes that incorporate our technical fibers as base materials for the carbon/carbon composite brake systems used in aircraft. During fiscal 2006, wind energy surpassed aircraft brakes as our leading application in terms of sales, validating the success of our commercialization strategy. Other applications, such as infrastructure, oil and gas and other commercial composite reinforcement have emerged which we believe have long-term growth potential. See “— Industry Overview.”

Beginning in 2002, we have concentrated on certain application categories for carbon fibers that we believe offer the highest potential for substantial sales over the coming years. In fiscal 2004 and 2005, we entered into long-term supply arrangements with two large manufacturers of wind turbines. We partnered with a Norwegian oil and gas firm to integrate Zoltek’s carbon fiber products as the material of choice for the commercial umbilical systems that link the architecture on the seafloor to the host platform in deep sea drilling operations in the Gulf Coast of the United States. We have been working with BMW AG under an exclusive arrangement to produce structural parts for automobiles. As a result of this arrangement, structural parts using Zoltek carbon fibers are currently used in BMW M-3 and M-6 models. Based on these initiatives, we believe that carbon fibers will be introduced more broadly in series production cars over the next several years.

Company Operations

We operate manufacturing plants in Nyergesujfalu, Hungary, Abilene, Texas and St. Charles, Missouri. Our plant in Hungary is our major carbon fiber manufacturing facility with 12 continuous carbonization lines and four intermediate oxidized fiber lines. Our Hungarian plant also manufactures acrylic fiber precursor, the raw material that we use to make carbon fibers and intermediate oxidized fibers. Our Texas plant has five continuous carbonization lines and auxiliary processing capabilities. Our Missouri facility is primarily dedicated to production of technical fibers for aircraft brake and other friction applications, and it also has a continuous carbonization line. In addition, we have a facility in Salt Lake City, Utah where we design and build composite manufacturing equipment and can produce resin pre-impregnated carbon fibers, called prepregs.

Acrylic fiber precursor comprises more than 50% of the total cost of producing carbon fibers. During 2000, we began to manufacture demonstration quantities of precursor at our Hungarian facility and currently all of our carbon fibers are produced from this precursor. During 2004 and 2005, we converted all of our acrylic fiber capacity to precursor manufacturing and we anticipate that this technology will be transferable to other potential suppliers to assure sufficient cost-competitive supply of raw material to support our long-term carbon fiber growth strategy.

An element of our strategy is to offer customers value-added processing of the fibers that we produce. We perform certain downstream processing, such as weaving, needling, blending with other fibers, chopping and milling, and preparation of pre-form, pre-cut stacks of fabric. In addition, our Salt Lake City-based Entec Composite Machines subsidiary designs and builds composite manufacturing equipment and markets the equipment along with manufacturing technology and materials.

Our longer-term focus is on creating integrated solutions for large potential end users by working directly with users in the primary market sectors that we target. We also provide composite design and engineering for development of applications for carbon fiber reinforced composites. We recorded research and development expenses of $4.9 million, $3.3 million and $3.1 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

Employees

As of September 30, 2006, we employed approximately 250 persons in our United States operations and approximately 775 in our Hungarian operations. Our U.S. employees are not represented by any collective bargaining organizations. By law, most employees in Hungary are represented by at least one labor union. At Zoltek Zrt., our Hungarian subsidiary, there are two active unions (some Zoltek Zrt. employees belong to both unions). Management meets with union representatives on a regular basis and there have not been any problems or major disagreements with either union in the past five years. We believe that overall our employee relations are good.

Customers

In the fiscal years ended September 30, 2006, 2005 and 2004, we reported sales of $19.0 million, $9.0 million and $0.4 million, respectively, to a wind turbine manufacturer, which was the only customer that represented greater than 10% of our total consolidated revenues during fiscal 2006. During the first nine months of fiscal 2007, two wind turbine manufacturers accounted for $35.0 million and $17.5 million, respectively, of our sales.

In May 2007, we entered into a new contract with Vestas Wind Systems under which we estimate, based on current prices and minimum purchase commitments, that we will supply approximately $300 million of carbon fibers in increasing volumes over the contract’s five-year term. In August 2007, we entered into a new contract with Gamesa Group under which we estimate, based on current prices and minimum purchase commitments, that we will supply approximately $142 million of carbon fibers over the contract’s five-year term. In June 2007, we also entered into a contract with DeWind Incorporated under which we estimate, based on current prices, that we will supply approximately $30 million of carbon fibers over the contract’s three-year term. The actual sales under any of these contracts may be greater or less than the amounts identified above. The contracts contain standard termination rights, which include the ability of either party to terminate the contract in the event the other party materially breaches its obligations under the agreement or seeks protection under bankruptcy. Certain contracts also may permit our customer to terminate the agreements if we experience a change in control. If either party fails to meet its obligations under a contract, such party may be subject to substantial penalties.

Business Strategy

We believe that our business strategy has positioned us as a leader in developing commercial markets for carbon fibers. Our business model focuses on low and sustainable pricing facilitated by low production costs, rapidly scalable capacity and a product line that offers various value-added product and process enhancements.

The principal elements of our business strategy include the following:

Sustainable Price Leadership.  We market carbon fibers for use as a base reinforcement material in composites at sustainable price levels resulting in predictable composite costs per unit of strength and stiffness that compare favorably with alternative base construction materials. We believe our proprietary process and equipment design technology enable us to produce carbon fibers at costs substantially lower than those generally prevailing in the industry and to supply carbon fibers for applications that are not economically viable for our higher-cost competitors. In the past, there have been cycles of carbon fiber oversupply resulting in selling prices that we believe were below the costs of higher-cost competitors, followed by supply shortages accompanied by price increases. These cycles inhibited the development of new applications. We believe that, with our targeted cost structure, we can maintain sustainable pricing that makes it attractive for customers to commit to high-volume applications.

Support New Commercial Markets and Applications Development.  To further accelerate the commercialization of carbon fibers and carbon fiber composites across a broad range of mass-market applications, we have pursued various initiatives, including partnerships with potential users of carbon fibers to act as catalysts in the development of new low-cost, high-volume products. We believe that our supply relationships with customers for wind energy and automotive applications are the direct result of these development efforts.

Capacity Leadership to Keep Pace with Increasing Demand.  We believe that our decision to build and maintain significant available capacity has directly resulted in long-term supply arrangements with high-volume customers. We have pursued an aggressive capacity expansion program and plan to use the substantial majority of our proceeds from this offering to further expand our capacity. We have developed, and are continually seeking to improve, a proprietary continuous carbonization line design in order to increase efficiency and shorten lead time from the time of the decision to add lines to the time when the lines become operational. The ability to increase capacity in response to the growth of the commercial markets is essential to encouraging development of large-volume applications.

Industry Overview

Carbon fiber composite materials are suited for a diverse range of applications based on their distinctive combination of physical and chemical properties. Carbon fibers are used as reinforcements in composite materials that combine reinforcement carbon fibers with resins or other matrix materials to form a substance with high strength, light weight, high stiffness and resistance to corrosion and fatigue. Carbon fibers most often are manufactured from acrylic fiber precursor, which is desirable due to the linear orientation of its molecular structure and high carbon content (approximately 60%). While most other producers of carbon fibers utilize custom-made acrylic raw material, we utilize less costly textile-type acrylic fiber.

We believe there are seven major producers of carbon fiber, five of which principally manufacture higher-cost carbon fibers for aerospace and other high-end applications. We focus primarily on commercial applications. Carbon fiber production requires substantial capital expenditures for manufacturing plants and specialized equipment, know-how to economically manufacture carbon fibers to meet technical specifications and the ability to qualify carbon fibers for acceptable performance in downstream applications.

Until a few years ago, the high cost of carbon fibers precluded all but the most demanding applications, limiting carbon fiber use primarily to aerospace and sporting goods applications. While the basic technology to manufacture commercial and aerospace carbon fibers is the same and fiber-to-fiber properties are equivalent, demands for specific fabrication methods, level of quality documentation and certification costs make the aerospace fibers significantly more costly to produce than carbon fiber suitable for commercial applications.

For years prior to fiscal 2004, as additions of new capacity occasionally outpaced demand from aerospace applications, manufacturers sold excess production at significantly reduced prices into specialty sporting goods and industrial applications. As a result, the distinctive characteristics of carbon fibers and the techniques for fabricating carbon fiber composites became more broadly understood and some new and diverse transitional applications developed. The strength-to-weight ratio, stiffness, rapid damping and fatigue resistance characteristics of carbon fibers have made them a desirable and affordable material for a wide range of products such as wind turbine blades, reinforced service umbilical systems for sub-sea oil and natural gas production.

During 2006, the Airbus A-380 and Boeing 787 airplanes entered production phase, utilizing carbon fibers for a substantial portion of their structural components and requiring substantial amounts of carbon fibers. We believe the demand for carbon fibers for these two programs has eliminated the excess capacity of manufacturers for aerospace applications and triggered the divergence of the aerospace and commercial demand for carbon fibers.

We believe that widespread commercialization of carbon fibers is only possible at carbon fiber prices lower than those that historically prevailed for aerospace applications. To support the long-term growth of commercial carbon fiber markets, we believe it is important to maintain attractive and predictable pricing and bring capacity on line quickly enough to support application development. Wind technology, in particular, has demonstrated significant growth for the commercial grade carbon fiber industry.

In addition to wind energy, we have identified what we believe to be emerging applications for carbon fibers across a variety of industries. Among them are:

•	Oil Exploration and Production — Deep sea drilling platforms, buoyancy, umbilical, choke and kill lines and drill pipes

•	Construction and Infrastructure — Lightweight, pre-cast construction reinforced with carbon fibers that protect the structure from earthquakes

•	Alternative Energy — Compressed natural gas storage and fuel cells

•	Fuel-Efficient Automobiles — Many technologies for increasing vehicle mileage involve reducing weight and incorporating high-strength composites

Competition

Our carbon fibers and technical fibers business segments compete with various other producers of carbon fibers, many of which have substantially greater research and development, marketing, financial and managerial resources than we do and represent significant competition for us. We are aware of no single manufacturer of carbon fiber products that competes across all of our product lines and applications. We believe our business plan distinguishes us from other carbon fiber manufacturers in supporting the long-term growth of the commercial carbon fiber market, while other carbon fiber manufacturers are focused on the aerospace industry.

SGL Carbon competes with us in the United States and Europe. SGL Carbon and we both use a textile-type precursor which costs significantly less to produce than the precursor used by manufacturers of carbon fibers for aerospace applications. SGL currently is our principal competitor in the oxidized fiber market.

To varying degrees, depending on market conditions and supply, we also compete with aerospace grade carbon fiber producers, such as Hexcel Corporation and Cytec Industries in the United States and Toray Group, Toho Tenax and Mitsubishi Rayon in Japan. These carbon fibers producers tend to market higher cost products than our products, with a principal focus on aerospace structural applications. These manufacturers, while unable to sustain low pricing, have tended to enter into direct competition with us primarily when they engage in significant discounting. We believe that, with the introduction of Airbus A-380 and Boeing 787 airplanes, aerospace applications have significantly affected demand for carbon fibers and caused shortages for the commercial applications we supply.

The principal areas of competition for the carbon fibers and technical fibers business segments are sustainable price, quality, development of new applications and ability to reliably meet the customer’s volume requirements and qualifications for particular programs.

MANAGEMENT

The following table sets forth information regarding our directors and executive officers, including their ages at August 3, 2007:

Name	Age	Position

Zsolt Rumy	64	Chairman, Chief Executive Officer, President and Director
Charles A. Dill	67	Director
Linn H. Bealke	62	Director
James W. Betts	69	Director
Michael D. Latta	66	Director
George E. Husman	61	Chief Technology Officer and Director
Kevin Schott	41	Chief Financial Officer

Zsolt Rumy is the founder of our Company and has served as our Chairman, Chief Executive Officer and President and as a Director since 1975. Mr. Rumy received a B.S. degree in Chemical Engineering from the University of Minnesota in 1966. Mr. Rumy speaks fluent Hungarian.

Charles A. Dill has served as a Director of our Company since 1992. He is a Principal of Two Rivers Associates, LLC, a private equity firm, which is the successor to Gateway Associates, LP, where Mr. Dill was a General Partner since 1995. He served as Chief Executive Officer of Bridge Information Systems, Inc. (a provider of online data and trading systems to institutional investors) from 1990 to 1995. Mr. Dill was President of AVX Corporation (a manufacturer of electronic components) from 1987 to 1990, after serving in a number of executive positions with Emerson Electric. Mr. Dill serves as a Director of Stifel Financial Corp., the parent of Stifel, Nicolaus & Company (a securities brokerage and investment banking firm), and TransAct Technologies (a manufacturer of transaction-based printers), as well as several private companies. Mr. Dill serves as the Chairperson of our Audit Committee.

Linn H. Bealke has served as a Director of our Company since 1992. He served as President and Director of Mississippi Valley Bancshares, Inc. (a bank holding company) from 1997 to 2002 and served as Vice Chairman of Southwest Bank of St. Louis (a commercial bank) until his retirement in December 2004.

James W. Betts has served as a Director of our Company since 1992. In 2000, he retired as Vice President — Raw Materials of Great Lakes Carbon Corp. (a producer of carbon products), in which capacity he had served for more than five years.

Michael D. Latta has served as a Director of our Company since February 21, 2007. He has served as Chairman of the Board of Universe Corporation (a construction engineering and materials distributor) since 1997 and Chairman of the Board of Res Q Tek, Inc. (a manufacturer of hydraulic and pneumatic rescue equipment) since 1995. Prior to 1995, he was President of Safety Equipment (a manufacturer of emergency vehicle warning equipment) since its founding in 1974.

George E. Husman has served as a Director of our Company since February 21, 2007 and as the Chief Technology Officer of the Company since February 1, 2007. Prior to joining our Company, Mr. Husman was the Associate Director for Engineering Research at the University of Alabama at Birmingham since 2004. From 1993 to 2004, Mr. Husman served as the Vice President, Engineering Division, at the Southern Research Institute in Birmingham, Alabama. Prior to 1993, Mr. Husman spent 18 years at the Materials Directorate at Wright-Patterson Air Force Base in various research and management positions, and held various positions with BASF Structural Materials, Inc., including Vice President for Business Development and Vice President for Research & Development.

Kevin Schott has served as the Chief Financial Officer of our Company since April 2004. As an independent consultant since 2001, Mr. Schott served a variety of publicly and privately owned companies, including Zoltek, in different aspects of financial planning and management. Previously, Mr. Schott worked as a staff accountant for two years with Ernst & Young in St. Louis from 1988 to 1990, and then joined Bridge Information Systems, where he worked from 1990 to 2000, including five years as vice president and corporate controller. Mr. Schott received a B.S. degree in Business Administration from Washington University in St. Louis in 1988.

SELLING SHAREHOLDERS

The following table sets forth information as of June 30, 2007 regarding the beneficial ownership of the common stock held by the selling shareholders and the number of shares that may be offered under this prospectus supplement by such selling shareholders. The table is based on information provided by or on behalf of the selling shareholders.

					Shares Beneficially
	Shares Beneficially Owned				Owned After the
	Before Offering				Offering
	Number		Percentage	Shares to be Sold	Number	Percentage
Name	of Shares		of Class(1)	in this Offering	of Shares	of Class(2)

Zsolt Rumy(3)	6,257,709		20.9%	250,000	6,007,709	17.9%
Linn H. Bealke(4)	295,000	(8)	1.0%	75,000	220,000	*
James W. Betts(5)	96,682	(9)	*	15,000	81,682	*
Charles A. Dill(6)	241,561	(10)	*	45,000	199,561	*
Kevin Schott(7)	40,000	(11)	*	15,000	25,000	*

*	Less than 1.0%.

(1)	Based on 29,967,090 shares of common stock outstanding on August 3, 2007 and, for each selling shareholder, the number of shares subject to options, warrants or conversion rights that may be acquired by such selling shareholder within 60 days of August 3, 2007.

(2)	Based on 33,567,090 shares of common stock outstanding after completion of the offering, assuming the sale of 3,600,000 shares of common stock by us and no exercise at the over-allotment option, and for each shareholder, the number of shares subject to options, warrants or conversion rights that may be acquired by such selling shareholder within 60 days of August 3, 2007.

(3)	Mr. Rumy is our Chairman of the Board, President and Chief Executive Officer, and is a director of our company.

(4)	Mr. Bealke is a director of our company.

(5)	Mr. Betts is a director of our company.

(6)	Mr. Dill is a director of our company.

(7)	Mr. Schott is our Chief Financial Officer. Prior to becoming our Chief Financial Officer, Mr. Schott served as an independent consultant to our company from May 2003 to April 2004.

(8)	Includes 15,000 shares subject to stock options exercisable within 60 days of August 3, 2007.

(9)	Includes 30,000 shares subject to stock options exercisable within 60 days of August 3, 2007.

(10)	Includes (a) 30,000 shares subject to stock options exercisable within 60 days of August 3, 2007 and (b) 5,000 shares subject to warrants exercisable within 60 days of August 3, 2007.

(11)	Includes 25,000 shares subject to stock options exercisable within 60 days of August 3, 2007.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in one or more series.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then standing for election. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of legally available funds. In the event of our liquidation or dissolution or the winding down of our business, the holders of common stock would share ratably in all remaining assets that are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no statutory conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock.

Dividends

We presently intend to retain future earnings, if any, in order to provide funds to finance the expansion of our business and for general corporate purposes. Furthermore, the declaration and payment of cash dividends is prohibited without the consent of certain of our lenders. Future dividends, if any, also will depend, in the discretion of the board of directors, on our earnings, financial condition, capital requirements and other relevant factors.

Provisions Regarding Certain Business Combinations

Classification of Board of Directors.  Our restated articles of incorporation and bylaws provide for a classified board of directors, with one-third of the entire board of directors being elected each year and with directors serving for terms of three years. Directors are elected by a plurality of votes cast. While this provision promotes stability and continuity of the board of directors, classification of the board of directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in our common stock. This could impede a change of control that is opposed by a majority of our board of directors.

Certain Statutory Provisions.  We are subject to the business combination provisions under Missouri law, which allow our board of directors to retain discretion over the approval of certain business combinations. We are also subject to the control share acquisition provisions under Missouri law, which place restrictions on the voting rights of an acquiror with respect to any shares of voting stock that increase the acquiror’s beneficial ownership to more than specified thresholds unless certain conditions are satisfied. These provisions may make it more difficult for there to be a change of control or for us to enter into certain business combinations than if we were not subject to these provisions.

Under Missouri law, a person (or persons acting as a group) who acquires 20% or more of the outstanding stock of an “issuing public corporation” without the prior written approval of the board of directors will not have voting rights, unless: (1) such acquiring person satisfies certain statutory disclosure requirements; and (2) the restoration of voting rights to such acquiring person is approved by the issuing public corporation’s shareholders. Additional shareholder approval is required to restore voting rights when an acquiring person has acquired one-third and a majority, respectively, of the outstanding stock of the issuing public corporation.

Missouri law also regulates a broad range of “business combinations” between a “resident domestic corporation” and an “interested shareholder.” “Business combination” is defined to include, among other things, mergers, consolidations, share exchanges, asset sales, issuances of stock or rights to purchase stock and certain related party transactions. “Interested shareholder” is defined as a person who: (1) beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a resident domestic corporation; or (2) is an affiliate of a resident domestic corporation and at any time within the last five years has beneficially owned 20% or more of the voting stock of such corporation. Missouri law prohibits a resident domestic corporation from engaging in a business combination with an interested shareholder for a period of five years following the date on which the person became an interested shareholder, unless the board of directors approved the business combination before the person became an interested shareholder. Business combinations after the five-year period following the stock acquisition date are permitted only if (1) the board of directors approved the acquisition of the stock prior to the acquisition date, (2) the business combination is approved by the holders of a majority of the outstanding voting stock (other than the interested shareholder), and (3) the consideration to be received by shareholders meets certain statutory requirements with respect to form and amount.

We believe that we are both an “issuing public corporation” and a “resident domestic corporation” subject to the Missouri takeover statutes described above. Missouri law defines each type of entity as including a Missouri corporation having: (1) 100 or more shareholders; (2) its principal place of business, principal office or substantial assets in Missouri; and (3) certain prescribed percentages of stock ownership by Missouri residents. While we believe we would be subject to such takeover statutes, there can be no assurance that a court ultimately would agree.

Quotation on the Nasdaq Global Market

The shares are quoted on the Nasdaq Global Market under the symbol “ZOLT.”

Transfer Agent and Registrar

The transfer agent and registrar for our stock is UMB Bank, N.A., St. Louis, Missouri.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us, the selling shareholders and the underwriters, we and the selling shareholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling shareholders, the number of shares listed opposite their names below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBC Capital Markets Corporation
ThinkEquity Partners LLC

Total	4,000,000

The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us and the selling shareholders that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Zoltek	$	$	$
Proceeds, before expenses, to the selling shareholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $           and are payable by us.

Over-allotment Option

We have granted an option to the underwriters to purchase up to 600,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise their option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, the selling shareholders, our executive officers and directors and certain of our other existing holders of our outstanding common stock have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other individuals have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Quotation on the Nasdaq Global Market

The shares are quoted on the Nasdaq Global Market under the symbol “ZOLT.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the representative may reduce that short position by purchasing shares in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

VALIDITY OF SECURITIES

The validity of the shares of common stock being offered hereby will be passed upon for us and the selling shareholders by Thompson Coburn LLP, St. Louis, Missouri, and will be passed upon for the underwriters by Winston & Strawn LLP, Chicago, Illinois and New York, New York.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 21, 2007, we dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm. Our Audit Committee participated in and approved the decision to change our independent registered public accounting firm. We engaged Grant Thornton LLP as our new independent registered public accounting firm effective as of May 21, 2007. Our engagement of Grant Thornton LLP was approved by our Audit Committee. The reports of PricewaterhouseCoopers LLP on our financial statements for fiscal years 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During fiscal years 2005 and 2006 and through May 21, 2007, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on our financial statements for such years. For additional information related to this matter, please refer to our Current Report on Form 8-K filed on May 21, 2007.

In our Annual Report on Form 10-K for fiscal year 2006 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006 and March 31, 2007, we reported that we had material weaknesses in our internal control over financial reporting related to the accounting for physical inventory quantities and the accuracy and valuation of inventory. Our Audit Committee and management have discussed these material weaknesses with PricewaterhouseCoopers LLP and have authorized PricewaterhouseCoopers LLP to respond fully to any inquiries about our material weaknesses over financial reporting as may be made by Grant Thornton LLP.

In our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, we have continued to disclose material weaknesses related to the accounting for physical inventory quantities and the accuracy and valuation of inventory.

EXPERTS

Our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2006 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, our former independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus supplement does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our Internet website, http://www.zoltek.com. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information that we file with the SEC. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. The information incorporated by reference in this prospectus supplement is accurate only as of the date of the information on the front cover of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus supplement or any sale of securities.

This prospectus supplement incorporates by reference the documents listed below, which we have filed with the SEC:

•	our Annual Report on Form 10-K for our fiscal year ended September 30, 2006, filed with the SEC on December 27, 2006, as amended by our Annual Report on Form 10-K/A (Amendment No. 1), filed with the SEC on January 29, 2007;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended December 31, 2006, filed with the SEC on February 9, 2007, our Quarterly Report on Form 10-Q for our fiscal quarter ended March 30, 2007, filed with the SEC on May 10, 2007, and our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2007, filed with the SEC on August 6, 2007;

•	our Current Reports on Form 8-K filed with the SEC on October 25, 2006, November 30, 2006, December 18, 2006, December 28, 2006, April 16, 2007, April 19, 2007 and May 25, 2007; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 2, 2007.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between June 22, 2007, the date we initially filed the registration statement to which this prospectus supplement relates, and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and supersede the information previously filed with the SEC.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus supplement. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement or the date of the documents incorporated by reference in this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, at no cost, a copy of any and all of the information that is incorporated by reference in this prospectus supplement. Requests for such documents should be directed to:

Attn. Jill Schmidt
Zoltek Companies, Inc.
3101 McKelvey Road
St. Louis, Missouri 63044
Telephone: (314) 291-5110

Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement or the registration statement of which it forms a part.

The information in this prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 6, 2007

PROSPECTUS

$350,000,000

Zoltek Companies, Inc.

Debt Securities
Common Stock
Preferred Stock
Warrants
Units

We may offer and sell from time to time up to $320,000,000 of debt securities, common stock, preferred stock, warrants or units consisting of any two or more of such classes of securities. The selling shareholders named in this prospectus may offer and sell from time to time shares of our common stock with an aggregate initial offering price of up to $30,000,000.

We may offer the securities and the selling shareholders may offer the common stock under specific terms to be set forth in supplements to this prospectus for each offering of securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement.

Our common stock is listed on the Nasdaq Global Market under the symbol “ZOLT.”

We may offer the securities and the selling shareholders may offer the common stock through underwriters or dealers or directly to purchasers. See “Plan of Distribution.”

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 3 of this prospectus and in the applicable prospectus supplement before investing in any securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August   , 2007

About This Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling shareholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $320,000,000. In addition, under this shelf process, the selling shareholders named in this prospectus may sell from time to time shares of common stock with an aggregate initial offering price of $30,000,000.

This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below.

THE COMPANY

We are an applied technology and advanced materials company. We are a leader in the commercialization of carbon fibers through our development of a price-competitive, high-performance reinforcement for composites used in a broad range of commercial products. In addition to manufacturing carbon fibers, we produce an intermediate product that we refer to as technical fiber, a stabilized and oxidized acrylic fiber used in flame and heat-resistant applications. We have spent over 10 years developing our proprietary technology and manufacturing processes. We believe that we are the largest manufacturer primarily focused on producing low-cost carbon fibers for commercial applications.

We operate manufacturing plants in Hungary, Texas and Missouri. Our plant in Hungary is our major carbon fiber manufacturing facility with 12 continuous carbonization lines and four intermediate oxidized fiber lines. Our Hungarian plant also manufactures acrylic fiber precursor, the raw material that we use to make carbon fibers and intermediate oxidized acrylic fibers. Our Texas plant has five continuous carbonization lines and value-added processing capabilities. Our Missouri facility is primarily dedicated to the production of technical fibers for aircraft brake and other friction applications and it also has a continuous carbonization line.

We are incorporated in Missouri, and our principal executive offices are located at 3101 McKelvey Road, St. Louis, Missouri 63044. Our telephone number is (314) 291-5110 and our website address is www.zoltek.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

Statements of belief reflect the views of Zoltek’s management. Unless the context requires otherwise, the terms “Zoltek,” “Company,” “we,” “our” and “us” refer to Zoltek Companies, Inc. and its consolidated subsidiaries.

RISK FACTORS

The following are risk factors that could affect our business, financial results and results of operations. These risk factors should be considered in connection with evaluating the forward-looking statements and information contained or incorporated by reference in this prospectus because these factors could cause the actual results and conditions to differ materially from those projected in forward-looking statements. Before you buy our securities, you should know that making such an investment involves a high degree of risk, including the risks described below. The risks that we have highlighted here and in any prospectus supplement are not the only ones that we face. If any of the risks actually occur, our business, financial condition, results of operations or cash flows could be negatively affected. In that case, the trading price or value of our securities could decline, and you may lose all or part of your investment.

Risks Relating to Our Company

We have reported net losses for fiscal year 2006 and each of the four fiscal years preceding it and for the nine months ended June 30, 2007 and we may not report net income in the future.

We have reported losses from continuing operations of $6.5 million, $12.4 million, $17.1 million, $38.2 million and $65.8 million in fiscal years 2002, 2003, 2004, 2005 and 2006, respectively. For the nine months ended June 30, 2007, we reported losses from continuing operations of $0.6 million. These net losses were attributable to, among other things, adverse market conditions and excess capacities and inventories that we maintained in prior years in anticipation of greater sales volumes, $22.8 million of litigation charges that we recorded in fiscal year 2006 relating to a judgment that we are appealing and non-cash charges related to the mark to market of derivatives of $4.9 million, $16.6 million and $29.3 million in fiscal 2004, 2005 and 2006, respectively. There is no guarantee that we will report net income in the future.

We have experienced negative cash flows from operations for each of the four fiscal years prior to fiscal 2006 and may experience negative cash flows in the future, which may adversely affect our ability to fund our operations.

We have reported negative cash flows from continuing operations of $2.9 million, $2.2 million, $8.1 million and $7.6 million in fiscal years 2002, 2003, 2004 and 2005, respectively. These negative cash flows from operations were attributable to, among other things, adverse market conditions and excess capacities and inventories that we maintained in prior years in anticipation of greater sales volumes. We have relied on equity financing and borrowings to finance our business over the past five fiscal years. We intend to primarily fund our continuing operations in the near term from internally generated funds, borrowings and sales of equity. Such additional funding may not be available on favorable terms or at all, and our history of negative cash flows from operations may adversely affect our ability to borrow funds in the future. If adequate funds are not otherwise available, we may be forced to curtail operations and/or development activities significantly, or seek other sources of capital, including asset sales. Although we reported positive cash flows from operating activities of $3.3 million from continuing operations for fiscal year 2006 and $7.9 million for the nine months ended June 30, 2007, our cash flows during these periods have not been sufficient to meet our capital expenditure requirements.

Our operations and sales in foreign countries are subject to risks.

For the nine months ended June 30, 2007, approximately 64% of our revenues were generated by our operations in Hungary. Our operations in Hungary and our sales in other foreign countries are subject to risks associated with foreign operations and markets generally, including the fact that our senior management is resident in the United States, foreign currency fluctuations, unexpected changes in regulatory, economic or political conditions, tariffs and other trade barriers, longer payment cycles for accounts receivable, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. These factors could have a material adverse effect upon our future revenues and business, results of operations, financial condition or cash flow.

Our operating results have been adversely affected by difficulties in operating our carbon fibers plant in Abilene, Texas and may continue to be in the future.

Demand for our carbon fibers from existing and potential new customers exceeds our current capacity. In order to meet this demand, in fiscal 2005 we restarted carbon fiber production at our carbon fiber manufacturing facility in Abilene, Texas, which had been temporarily idled for several years. We have experienced difficulties in achieving targeted production levels at our Abilene facility. As a result, we have not been able to convert all of our capacity at that facility into sales despite strong demand for our products. The difficulties have been due in large part to the inability to recruit and train qualified workers and managers at the plant. We may not be able to supply anticipated demand unless we are able to achieve targeted production levels at our Abilene facility.

Our ability to fund and manage our anticipated growth will affect our operating results.

The growth in our business has placed, and is expected to continue to place, a significant strain on our management and operations. In order to effectively manage potential long-term growth and to reach growth targets, we must add to our carbon fiber manufacturing capacity, have access to adequate financial resources to fund significant capital expenditures and maintain gross profit margins. We must also pursue a growth strategy and continue to strengthen our operations, including our financial and management information systems, and expanding, training and managing our employee workforce. There can be no assurance that we will be able to do so effectively or on a timely basis. Failure to do so could have a material adverse effect upon our future revenues and business, results of operations, financial condition or cash flow.

Our operations are dependent upon our senior management and technical personnel.

Our future operating results depend upon the continued service of our senior management, including Zsolt Rumy, our Chief Executive Officer, President and Chairman of the Board, and our technical personnel, none of whom are bound by an employment agreement. Our future success will depend upon our continuing ability to attract and retain highly qualified managerial and technical personnel. Competition for such personnel is intense, and there can be no assurance that we will retain our key managerial and technical employees or that we will be successful in attracting, assimilating or retaining other highly qualified personnel in the future.

Ongoing legal proceedings in which we are involved could result in our having to pay substantial damages and adversely affect our operating results.

We are party to various legal actions, the outcome of which could affect our results of operations, financial condition or cash flow.

In February 2005, SP Systems and its subsidiary Structural Polymer Systems, Limited filed an action against our Zoltek Corporation subsidiary in the U.S. District Court for the Eastern District of Missouri, Eastern Division alleging that we breached a Supply Agreement relating to our carbon fiber product known as Panex 33. The case was tried in November 2006 and on November 29, 2006, the jury in the case rendered verdicts against our Zoltek Corporation subsidiary in the amounts of $21.1 million and $14.9 million, respectively, which verdicts were subsequently entered as judgments against our Zoltek Corporation subsidiary. On April 12, 2007, the Court ruled on various post-trial motions, granting one of our motions to reduce the judgment from $36.0 million to $21.1 million, concluding that the jury’s award of damages on the two separate counts brought by the plaintiffs was duplicative. We understand that the plaintiffs may appeal this ruling. The Court issued an Order setting the amount of a supersedeas bond at $23.5 million in order to stay the execution of the amended judgment pending our appeal and denied our post-trial motions for a new trial and for a judgment in its favor as a matter of law. The bond was posted in April 2007. We accrued $21.8 million during the fourth quarter of fiscal 2006 in respect of the potential liability and related legal fees in this matter. On the basis of the plaintiffs’ settlement proposals and the reduction of the judgment in April 2007, we reduced the accrual to $18.9 million, which decreased litigation charges by $2.1 million for the quarter ended June 30, 2007. If this litigation is not ultimately settled, we may increase the amount of this accrual. The ultimate resolution of this litigation may have a material adverse effect on our results of operations, financial condition or cash flow.

In September 2004, we were named a defendant in a civil action filed by an investment banker that was retained by us to obtain equity investors, alleging breach by us of our obligations under the agreement signed by the parties. The investment banker alleges it is owed commission from the equity investment obtained by us from a different source. We have asserted various defenses, including that the investment banker breached the agreement by not performing reasonable efforts to obtain financing for us, and therefore, the agreement was terminated by us prior to obtaining new financing. A decision granting summary judgment against us was entered in April 2005. A trial on damages took place in December 2005, after which a judgment was filed in May 2006 against us in the amount of $4.1 million in cash and the Court ordered us to issue warrants to purchase 122,888 shares of our common stock at various prices. To date we have not made payments of any portion of this obligation or issued the warrants, although we posted an appeal bond in the amount of $6.6 million. We have accrued $1.0 million with respect to this matter. We are vigorously defending this matter and have filed counterclaims and an appeal. Our appeal is currently pending in the U.S. Court of Appeals for the Second Circuit. If our appeal is unsuccessful, this matter could have a material adverse effect on our results of operations, financial condition or cash flow.

We have received two notices of enforcement action, dated March 2, 2007 and June 8, 2007, respectively, from Texas Natural Resource Conservation Commission concerning alleged air permit violations and excessive emissions at our Abilene, Texas manufacturing facility. We have submitted written responses, including a corrective action plan, to the Texas Natural Resource Conservation Commission and have substantially implemented the actions identified in the corrective action plan. We have not received any notice from the Texas Natural Resource Conservation Commission of any proposed administrative or civil penalties or fines associated with the alleged violations or any other action that would materially affect the operation of this plant in the future. Although there can be no assurance in this regard, we believe that the ultimate outcome of these enforcement actions will not have a material adverse effect on our results of operations, financial condition or cash flow.

We have recorded an aggregate accrual of $20.3 million, which represented management’s estimate of the potential payout in respect of all claims and proceedings to which we were subject. Our reserves may not be adequate to cover such obligations and we may satisfy any additional obligations with a portion of the proceeds from the offering of securities, to the extent necessary. The ultimate outcome of these actions and other pending litigation and the estimates of the potential future impact on our operating results, financial condition or cash flow for these proceedings could have a material adverse effect on our business. In addition, we will incur additional legal costs in connection with pursuing and defending such actions.

Our ability to raise capital to fund our expansion program may be limited by our obligations under an appeal bond.

In April 2007, we posted an appeal bond of approximately $23.5 million in connection with our appeal of the SP Systems litigation. While we have secured funding and financing commitments for the bond, we have used certain funding sources which we expected to utilize to fund our carbon fiber expansion program. Accordingly, we need to seek alternative sources of funding for our expansion program and such funding may be at a cost or in an amount that may limit our ability to meet the expansion program’s goals or may not be available at all.

We may not be successful in completing the proposed Mexican manufacturing facility acquisition or retrofitting the facility on a timely and cost-effective basis if the facility is acquired.

We have entered into a non-binding letter of intent to acquire an acrylic fiber manufacturing facility in Mexico. Completion of our purchase of this facility is subject to certain conditions, including the negotiation of a definitive purchase agreement, the completion of due diligence and the release of liens by the seller’s bank lenders. If we are not able to complete the purchase of this facility or are not able to successfully retrofit the facility to produce acrylic fiber precursor on a timely and cost-effective basis, we will need to explore alternatives to meet our capacity expansion goals.

Our operating results may fluctuate.

Our quarterly results of operations may fluctuate as a result of a number of factors, including the timing of purchase orders for and shipments of our products, our ability to successfully operate our expanding production capacity and changes in production levels. Therefore, quarter-to-quarter comparisons of results of operations have been and will be impacted by the timing of such orders and shipments. In addition, our operating results could be adversely affected by these factors, among others, such as variations in the mix of product sales, price changes in response to competitive factors and interruptions in plant operations.

Developments by competitors may reduce demand for our products and technologies, which may adversely affect our sales.

We compete with various other participants in the advanced materials and textile fibers markets. Many of these entities have substantially greater research and development, manufacturing, marketing, financial and managerial resources than we do. In addition, existing carbon fiber producers, including those that supply aerospace applications, may refocus their activities to produce carbon fiber for commercial applications that compete more directly with us. Developments by existing or future competitors may render our products or technologies less competitive. In addition, we may not be able to keep pace with new technological developments. Our customers could decide to vertically integrate their operations and perform some or all of the functions currently performed by us.

A limited number of customers generate a significant portion of our revenue and may terminate their contracts with us in the event of certain changes in control or may require that we make penalty payments in the event we fail to perform.

For the nine months ended June 30, 2007, four customers accounted for approximately 64% of our revenue and our largest customer represented approximately 32% of our revenue. We anticipate that significant customer concentration will continue for the foreseeable future, although the companies which constitute our largest customers may change from period to period. Our contracts with certain customers allow them to terminate these contracts in the event we engage in certain change of control transactions. They also may terminate their agreements with us or require us to make substantial penalty payments in the event we fail to perform our obligations under our agreements with them. The loss of, or significant reduction in the purchases by, these customers or any other significant customers could have a material adverse effect upon our future revenues and business, results of operations, financial condition or cash flow.

Failure to keep pace with technological developments may adversely affect our operations.

We are engaged in an industry which will be affected by future technological developments. The introduction of products or processes utilizing new technologies could render existing products or processes obsolete or unmarketable. Our success will depend upon our ability to develop and introduce on a timely and cost-effective basis new products, processes and applications that keep pace with technological developments and address increasingly sophisticated customer requirements. We may not be successful in identifying, developing and marketing new products, applications and processes and product or process enhancements. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of product or process enhancements or new products, applications or processes. Our products, applications or processes may not adequately meet the requirements of the marketplace and achieve market acceptance. Our future revenues and business, operations, financial condition or cash flow could be materially and adversely affected if we were to incur delays in developing new products, applications or processes or product or process enhancements or if they were to not gain market acceptance.

The price volatility of many of our raw materials and rising energy costs may result in increased production costs, which we may not be able to pass on to our customers.

A substantial portion of our raw materials are subject to price volatility and a significant portion of our costs are energy costs. While we frequently enter into raw material supply agreements, as is the general practice in our industry, these agreements typically provide for formula-based pricing. Therefore, our supply agreements provide only limited protection against price volatility. We may not always be able to promptly raise product prices and, ultimately, pass on underlying cost increases to our customers. In addition, our competitors may be able to obtain raw materials at a lower cost than we can. Additional raw material and energy cost increases that we are not able to pass on to customers or the loss of a large number of customers to competitors as a result of price increases could have a material adverse effect on our future revenues and business, results of operations, financial condition or cash flow.

We could be adversely affected by environmental and safety requirements.

Our operations require the handling, use, storage and disposal of certain regulated materials and wastes. As a result, we are subject to various laws and regulations pertaining to pollution and protection of the environment, health and safety. These requirements govern, among other things, emissions to air, discharge to waters and the generation, handling, storage, treatment and disposal of waste and remediation of contaminated sites. We have made, and will continue to make, capital and other expenditures in order to comply with these laws and regulations. These laws and regulations are complex, change frequently and could become more stringent in the future.

In addition, we may be required to comply with evolving environmental, health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response. Although most of our properties have been the subject of environmental site assessments, there can be no assurance that all potential instances of soil and groundwater contamination have been identified, even at those sites where assessments have been conducted. Accordingly, we may discover previously unknown environmental conditions and the cost of remediating such conditions may be material.

Our business depends upon the maintenance of our proprietary technology.

We depend upon our proprietary technology that is not subject to patent protection. We rely principally upon trade secret and copyright laws to protect our proprietary technology. We regularly enter into confidentiality agreements with our key employees, customers and potential customers and limit access to and distribution of our trade secrets and other proprietary information. These measures may not be adequate to prevent misappropriation of our technology or to assure that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of other countries in which we operate may not protect our proprietary rights to the same extent as the laws of the United States. We are also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights.

We have incurred and will continue to incur increased costs and demands upon our management as a result of complying with the laws and regulations affecting public companies, which could affect our operating results and make it more difficult to attract and retain qualified management.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the Nasdaq Global Market. The expenses incurred by public companies generally for reporting and corporate governance purposes have increased. These rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly. It is possible that these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage than used to be available. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

Our management and our former independent registered public accounting firm have identified material weaknesses in the design and operation of our internal controls, which, if not properly remediated, could result in material misstatements in our interim and annual consolidated financial statements in future periods.

Our management and our former independent registered public accounting firm have identified as of September 30, 2006, certain matters that they consider to constitute material weaknesses in the design and operation of our internal control over financial reporting. A material weakness is defined by the Public Company Accounting Oversight Board (United States) as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. At the end of fiscal year 2005, we reported several material weaknesses in the design and operation of our internal controls over financial reporting. As of September 30, 2006, the end of our 2006 fiscal year, we had successfully implemented remediation efforts to address these identified material weaknesses, except for those concerning our internal controls over accounting for inventory. These control deficiencies inherent in accounting for inventory could result in a misstatement of our inventory and cost of goods sold accounts that could result in a material misstatement to our interim or annual consolidated financial statements that would not be prevented or detected. Although our management is actively engaged in the implementation of remediation efforts to address the material weaknesses in our internal control over financial reporting identified as of September 30, 2006, those efforts may not succeed. If the remedial policies and procedures we implement are insufficient to address the material weaknesses that existed as of September 30, 2006, or if additional material weaknesses in our internal controls exist in the future, we may fail to meet future reporting obligations, our financial statements may contain material misstatements and our operating results may be adversely impacted. Any such failure could also adversely affect our periodic management assessment and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting, as required by the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002.

There are risks associated with the operation of our manufacturing facilities, which could interrupt or limit our manufacturing capacity.

Our carbon fiber operations utilize high temperature processes, substantial electrical current and industrial gases that may be subject to volatile chemical reactions. We believe that our current plant design and operating procedures minimize the operational risks associated with these factors. However, as a result of mechanical or human failure or unforeseen conditions or events related to our manufacturing and engineering processes or otherwise, our manufacturing capacity could be materially limited or temporarily interrupted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference, particularly in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding the intent, belief or current expectations of us, our directors and officers with respect to, among other things: (1) our financial prospects; (2) our growth strategy and operating strategy, including our focus on facilitating acceleration of the introduction and development of mass market applications for carbon fibers; (3) our current and expected future revenue; and (4) our ability to complete financing arrangements that are adequate to fund current operations and our long-term strategy.

This prospectus, any prospectus supplement and the information incorporated by reference in the prospectus and any prospectus supplement also contain statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis; (3) successfully add new planned capacity for the production of carbon fiber and precursor raw materials and meet our obligations under our long-term supply agreements; (4) achieve profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers’ forecasted requirements for our products; (7) continue investing in application and market development; (8) manufacture low-cost carbon fibers and profitably market them; (9) penetrate existing, identified and emerging markets; (10) complete the proposed acquisition of an acrylic fiber manufacturing facility in Mexico and successfully retrofit it to manufacture carbon fiber precursor; and (11) manage the risks identified above and in any prospectus supplement under “Risk Factors.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “ZOLT.” Set forth below are the high and low sales prices as reported by the Nasdaq Global Market for the periods indicated:

	High	Low

Fiscal Year ended September 30, 2005
First quarter	$15.40	$8.19
Second quarter	19.63	10.58
Third quarter	15.00	8.70
Fourth quarter	14.00	9.20
Fiscal Year ended September 30, 2006
First quarter	13.24	8.03
Second quarter	24.34	8.38
Third quarter	39.74	19.87
Fourth quarter	30.47	17.38
Fiscal Year ending September 30, 2007
First quarter	28.38	18.34
Second quarter	37.20	19.67
Third quarter	44.90	29.17
Fourth quarter (through August 3, 2007)	50.16	41.69

There were approximately 490 holders of record of our common stock as of June 30, 2007.

DIVIDEND POLICY

The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors. Dividends paid in the future are dependent on our earnings, financial condition and other factors. We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business and for general corporate purposes. Furthermore, the declaration and payment of cash dividends is prohibited without the consent of certain of our lenders. Our board of directors will review our dividend policy from time to time in the future.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including capital expenditures, acquisitions and the repayment of debt.

We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

RATIO OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is as follows:

	Nine Months
	Ended
	June 30,		Fiscal Year Ended September 30,
	2007		2006	2005	2004	2003	2002
Ratio of earnings available to cover fixed charges(1)	1.03	x	—	—	—	—	—

(1)	Due to our losses in fiscal years 2002, 2003, 2004, 2005 and 2006, there was a deficiency of earnings to cover fixed charges in each such period. Additional earnings of $9.4 million, $11.9 million, $16.7 million, $37.5 million and $64.9 million would have been required in each of such periods, respectively, for earnings to cover fixed charges.

In calculating the ratio of earnings available to cover fixed charges and the ratio of earnings available to cover combined fixed charges and preferred dividends, “earnings” consists of net income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense and a portion of rental expense estimated to represent interest.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in one or more series.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then standing for election. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of legally available funds. In the event of our liquidation or dissolution or the winding down of our business, the holders of common stock would share ratably in all remaining assets that are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no statutory conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock.

Dividends

We presently intend to retain future earnings, if any, in order to provide funds to finance the expansion of our business and for general corporate purposes. Furthermore, the declaration and payment of cash dividends is prohibited without the consent of certain of our lenders. Future dividends, if any, also will depend, in the discretion of the board of directors, on our earnings, financial condition, capital requirements and other relevant factors.

Provisions Regarding Certain Business Combinations

Classification of Board of Directors.  Our restated articles of incorporation and bylaws provide for a classified board of directors, with one-third of the entire board of directors being elected each year and with directors serving for terms of three years. Directors are elected by a plurality of votes cast. While this provision promotes stability and continuity of the board of directors, classification of the board of directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in our common stock. This could impede a change of control that is opposed by a majority of our board of directors.

Certain Statutory Provisions.  We are subject to the business combination provisions under Missouri law, which allow our board of directors to retain discretion over the approval of certain business combinations. We are also subject to the control share acquisition provisions under Missouri law, which place restrictions on the voting rights of an acquiror with respect to any shares of voting stock that increase the acquiror’s beneficial ownership to more than specified thresholds unless certain conditions are satisfied. These provisions may make it more difficult for there to be a change of control or for us to enter into certain business combinations than if we were not subject to these provisions.

Under Missouri law, a person (or persons acting as a group) who acquires 20% or more of the outstanding stock of an “issuing public corporation” without the prior written approval of the board of directors will not have voting rights, unless: (1) such acquiring person satisfies certain statutory disclosure requirements; and (2) the restoration of voting rights to such acquiring person is approved by the issuing public corporation’s shareholders. Additional shareholder approval is required to restore voting rights when an acquiring person has acquired one-third and a majority, respectively, of the outstanding stock of the issuing public corporation.

Missouri law also regulates a broad range of “business combinations” between a “resident domestic corporation” and an “interested shareholder.” “Business combination” is defined to include, among other things, mergers, consolidations, share exchanges, asset sales, issuances of stock or rights to purchase stock and certain related party transactions. “Interested shareholder” is defined as a person who: (1) beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a resident domestic corporation; or (2) is an affiliate of a resident domestic corporation and at any time within the last five years has beneficially owned 20% or more of the voting stock of such corporation. Missouri law prohibits a resident domestic corporation from engaging in a business combination with an interested shareholder for a period of five years following the date on which the person became an interested shareholder, unless the board of directors approved the business combination before the person became an interested shareholder. Business combinations after the five-year period following the stock acquisition date are permitted only if (1) the board of directors approved the acquisition of the stock prior to the acquisition date, (2) the business combination is approved by the holders of a majority of the outstanding voting stock (other than the interested shareholder), and (3) the consideration to be received by shareholders meets certain statutory requirements with respect to form and amount.

We believe that we are both an “issuing public corporation” and a “resident domestic corporation” subject to the Missouri takeover statutes described above. Missouri law defines each type of entity as including a Missouri corporation having: (1) 100 or more shareholders; (2) its principal place of business, principal office or substantial assets in Missouri; and (3) certain prescribed percentages of stock ownership by Missouri residents. While we believe we would be subject to such takeover statutes, there can be no assurance that a court ultimately would agree.

Listing

Our common stock is listed on the Nasdaq Global Market under the trading symbol “ZOLT.”

Transfer Agent and Registrar

The transfer agent and registrar for our stock is UMB Bank, N.A., St. Louis, Missouri.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase preferred stock, common stock or other securities or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as detailed in the prospectus supplement relating to warrants being offered.

A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These items will include:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount, and terms of the common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

Warrants issued for securities other than common stock or preferred stock will not be exercisable until at least one year from the date of sale of the warrant.

The applicable prospectus supplement will describe the specific terms of any warrant units.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of the warrants or warrant units and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES

The following description sets forth some general terms and provisions of the debt securities we may offer, but it is not complete. The particular terms of the debt securities offered and the extent, if any, to which the general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to the debt securities. For a more detailed description of the terms of the debt securities, please refer to the indenture relating to the issuance of the particular debt securities.

Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. As used in this registration statement, the term “indentures” refers to both the senior indenture and the subordinated indenture. The indenture(s) will be qualified under the Trust Indenture Act of 1939. As used in this registration statement, the term “debt trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture will be identical.

General

If applicable, each prospectus supplement will describe the following terms relating to a series of debt securities:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if they are subordinated debt securities, the terms of subordination;

•	any limit on the amount of debt securities that may be issued;

•	whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

•	the maturity dates of the debt securities;

•	the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

•	the places where payments with respect to the debt securities shall be payable;

•	our right, if any, to defer payment of interest on the debt securities and extend the maximum length of any deferral period;

•	the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

•	the dates, if any, on which, and the prices at which we are obligated, pursuant to any sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and other related terms and provisions;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

•	any index used to determine the amount of payments of the principal of, and premium, if any, and interest on, the debt securities and the manner in which the amounts shall be determined;

•	the terms pursuant to which the debt securities are subject to defeasance;

•	the terms and conditions, if any, pursuant to which the debt securities are secured; and

•	any other material terms of the debt securities.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

Under the indentures we will have the ability, without the consent of the holders, to issue debt securities with terms different from those of debt securities previously issued and to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

Conversion or Exchange Rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be detailed in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, Merger or Sale of Assets

The indentures will provide that we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor entity, if any, is a corporation, limited liability company, partnership, trust or other entity existing under the laws of the United States, or any State or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately prior to and after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default Under the Indentures

The following will be events of default under the indentures with respect to any series of debt securities issued:

•	failure to pay interest on the debt securities when due, which failure continues for a specified period set forth in the applicable prospectus supplement and the time for payment has not been deferred;

•	failure to pay the principal of or premium on the debt securities, if any, when due;

•	failure to deposit any sinking fund payment, when due, which failure continues for 60 days;

•	failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, which failure continues for a specified period set forth in the applicable prospectus supplement after we receive notice from the debt trustee or holders of a specified percentage, set forth in the applicable prospectus supplement, of the aggregate principal amount of the outstanding debt securities of that series; or

•	particular events of our bankruptcy, insolvency or reorganization.

The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and to the debt trustee if notice is given by the holders), may declare the unpaid principal of or premium, if any, and accrued interest, if any, on the debt securities of that series due and payable immediately.

The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

•	payment of principal of or premium, if any, or interest on the debt securities; or

•	those covenants described under the subsection “— Modification of Indenture; Waiver” that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected.

Any waiver shall cure the default or event of default.

Subject to the terms of the indentures (as supplemented), if an event of default under an indenture occurs and is continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the debt trustee reasonable indemnity. The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the debt trustee may take any other action deemed proper by it that is not inconsistent with the direction;

•	subject to its duties set forth under the applicable indenture, the debt trustee need not take any action that might involve it in personal liability; and

•	in the case of the debt trustee under the senior indenture, subject to its duties set forth under such indenture, the debt trustee need not take any action that it determines, upon the advice of counsel, may not lawfully be taken or in good faith determines would be unduly prejudicial to the holders of the debt securities.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

•	the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series have made written request to the debt trustee, and the holders have offered reasonable indemnity to the debt trustee to institute proceedings; and

•	the debt trustee does not institute a proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within a specified period set forth in the applicable prospectus supplement after the notice, request and offer.

These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of or premium, if any, or interest on the debt securities.

We will periodically file statements with the debt trustee regarding our compliance with some of the covenants in the indentures.

Modification of Indenture; Waiver

We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect, or inconsistency in the indenture, provided that such action does not materially adversely affect the interests of any holder of debt securities of any series;

•	to provide for the assumption by a successor person or the acquirer of all or substantially all of our assets or obligations under such indenture;

•	to evidence and provide for successor trustees;

•	to add, change or eliminate any provision affecting only debt securities not yet issued; and

•	to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act of 1939.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of the series of debt securities;

•	change any obligation of ours to pay additional amounts with respect to the debt securities;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of any debt securities;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	impair the right to enforce any payment on, or with respect to, any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, the debt security (if applicable);

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

•	reduce the percentage of principal amount of outstanding debt securities of any series the consent of the holders of which is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

•	modify any of the above provisions.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, unless the prospectus supplement provides otherwise.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except for the unredeemed portion of any debt securities being redeemed in part.

Information Concerning the Debt Trustee

The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically set forth in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the debt trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the debt trustee for the payment of the principal of, or any premium or interest on, any debt securities which remain unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

Unless otherwise indicated in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York except for conflicts of laws provisions and except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture will not limit the amount of subordinated debt securities that we may issue, nor will it limit us from issuing any other secured or unsecured debt.

Global Securities

The debt securities of a particular series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a bank or trust company, as unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

SELLING SHAREHOLDERS

The following table sets forth information as of June 30, 2007 regarding the beneficial ownership of the common stock held by the selling shareholders and the maximum number of shares that may be offered under this prospectus by such selling shareholders. The table is based on information provided by or on behalf of the selling shareholders.

Because the selling shareholders may sell none, all or a portion of their shares pursuant to this prospectus, no meaningful estimate can be made as to the amount or percentage of shares that will be held by the selling shareholder after completion of any offering by the selling shareholders.

					Maximum Number of
					Shares Beneficially
	Shares Beneficially Owned			Maximum	Owned if All Eligible
	Before Offering			Number of	Shares are Sold
	Number		Percentage	Shares to be	Number	Percentage
Name	of Shares		of Class(1)	Sold Hereunder	of Shares	of Class(1)

Zsolt Rumy(2)	6,257,709		20.9%	250,000	6,007,709	20.0%
Linn H. Bealke(3)	295,000	(7)	1.0%	75,000	220,000	*
James W. Betts(4)	96,682	(8)	*	15,000	81,682	*
Charles A. Dill(5)	241,561	(9)	*	45,000	199,561	*
Kevin Schott(6)	40,000	(10)	*	15,000	25,000	*

*	Less than 1.0%.

(1)	Based on 29,967,090 shares of common stock outstanding on August 3, 2007 and, for each selling shareholder, the number of shares subject to options, warrants or conversion rights that may be acquired by such selling shareholder within 60 days of August 3, 2007.

(2)	Mr. Rumy is our Chairman of the Board, President and Chief Executive Officer, and is a director of our company.

(3)	Mr. Bealke is a director of our company.

(4)	Mr. Betts is a director of our company.

(5)	Mr. Dill is a director of our company.

(6)	Mr. Schott is our Chief Financial Officer. Prior to becoming our Chief Financial Officer, Mr. Schott served as an independent consultant to our company from May 2003 to April 2004.

(7)	Includes 15,000 shares subject to stock options exercisable within 60 days of August 3, 2007.

(8)	Includes 30,000 shares subject to stock options exercisable within 60 days of August 3, 2007.

(9)	Includes (a) 30,000 shares subject to stock options exercisable within 60 days of August 3, 2007 and (b) 5,000 shares subject to warrants exercisable within 60 days of June 30, 2007.

(10)	Includes 25,000 shares subject to stock options exercisable within 60 days of August 3, 2007.

PLAN OF DISTRIBUTION

We may sell the offered securities and the selling shareholders may sell the offered common stock in one or more of the following ways:

•	through an underwriter or underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers, including affiliates of ours; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the offerings of any securities. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospects supplement will contain the expected time of delivery of the securities for which this prospectus is delivered.

If underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from us, the selling shareholders or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The securities may be sold in one or more transactions either at a fixed price or at prices which may be changed based on market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may also offer and sell the securities in exchange for one or more of our outstanding issues of convertible securities or in satisfaction of indebtedness.

We and the selling shareholders may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933. We and the selling shareholders may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

Offers to purchase securities may be solicited directly by us and sales of securities may be made by us directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. The terms of any such sales will be described in the prospectus supplement relating to the securities. Except as contained in the applicable prospectus supplement, no director, officer or employee of ours will solicit or receive a commission in connection with the direct sales by us of the securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Thompson Coburn LLP.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 21, 2007, we dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm. Our Audit Committee participated in and approved the decision to change our independent registered public accounting firm. We engaged Grant Thornton LLP as our new independent registered public accounting firm effective as of May 21, 2007. Our engagement of Grant Thornton LLP was approved by our Audit Committee. The reports of PricewaterhouseCoopers LLP on our financial statements for fiscal years 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During fiscal years 2005 and 2006 and through May 21, 2007, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on our financial statements for such years. For additional information related to this matter, please refer to our Current Report on Form 8-K filed on May 21, 2007

In our Annual Report on Form 10-K for fiscal year 2006 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006 and March 31, 2007 we reported that we had material weaknesses in our internal control over financial reporting related to the accounting for physical inventory quantities and the accuracy and valuation of inventory. Our Audit Committee and management have discussed these material weaknesses with PricewaterhouseCoopers LLP and have authorized PricewaterhouseCoopers LLP to respond fully to any inquiries about our material weaknesses over financial reporting as may be made by Grant Thornton LLP.

In our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, we have continued to disclose material weaknesses related to the accounting for physical inventory quantities and the accuracy and valuation of inventory.

EXPERTS

Our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2006 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, our former independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our Internet website, http://www.zoltek.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with it. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus. The information incorporated by reference in this prospectus is accurate only as of the date of the information on the front cover of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus or any sale of securities.

This prospectus incorporates by reference the documents listed below, which we have filed with the SEC:

•	our Annual Report on Form 10-K for our fiscal year ended September 30, 2006, filed with the SEC on December 27, 2006, as amended by our Annual Report on Form 10-K/A (Amendment No. 1), filed with the SEC on January 29, 2007;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended December 31, 2006, filed with the SEC on February 9, 2007, our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2007, filed with the SEC on May 10, 2007, and our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2007, filed with the SEC on August 6, 2007;

•	our Current Reports on Form 8-K filed with the SEC on October 25, 2006, November 30, 2006, December 18, 2006, December 28, 2006, April 16, 2007, April 19, 2007 and May 25, 2007; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 2, 2007.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between August 6, 2007, the date we filed the registration statement to which this prospectus relates, and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Attn. Jill Schmidt
Zoltek Companies, Inc.
3101 McKelvey Road
St. Louis, Missouri 63044
Telephone: (314) 291-5110

You may also access the documents incorporated by reference in this prospectus through our website at www.zoltek.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

4,000,000 Shares

Zoltek Companies, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
RBC Capital Markets
ThinkEquity Partners LLC

August   , 2007

Part II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered.

SEC registration fee	$10,745
Transfer agent and registrar fee	20,000
Legal fees and expenses	600,000
Accounting fees and expenses	800,000
Miscellaneous	239,255

Total	$1,670,000

Item 15.	Indemnification of Directors and Officers.

Sections 351.355(1) and (2) of the General Business Corporation Law of the State of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such person against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Missouri law also provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding.

Under Missouri law, a corporation may also provide additional indemnification to any person indemnifiable under subsection (1) or (2) above, provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto, or is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Missouri law also provides that expenses incurred in defending an action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking from the party being indemnified to repay the amount advanced unless it is ultimately determined he or she is entitled to indemnification.

Additionally, Missouri law allows a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for: (a) any breach of the director’s duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law; (c) declaration and payment of illegal dividends; or (d) any transaction from which the director derived an improper personal benefit, if the corporation has a provision describing such limitation or elimination of the personal liability of its directors in its articles of incorporation.

The Registrant’s Restated Articles of Incorporation, as amended, provide that the Registrant will indemnify any person who is or was a director or executive officer of the Registrant or any subsidiary against expenses, judgments, fines and amounts paid in settlement in connection with a civil, criminal, administrative or investigative action, suit, proceeding or claim by reason of the fact he or she was serving in that capacity. However, no person will be entitled to any indemnification on account of (a) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (b) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

The Registrant’s Articles of Incorporation, as amended, also provide that the Registrant may, as determined by the Board of Directors or as set forth in the Registrant’s by-laws, indemnify any person who is or was a non-executive officer, employee or agent of the Registrant or any subsidiary, or who was serving at the request of the Registrant as a director, officer, employee or agent of another entity (including an employee benefit plan), against expenses, judgments, fines and amounts paid in settlement incurred in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Registrant or a subsidiary) by reason of the fact he or she was serving in that capacity. However, no person will be entitled to indemnification on account of (a) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (b) an accounting for profits pursuant to Section 16(b) of the Exchange Act.

The Registrant’s Articles of Incorporation, as amended, also provide that the Registrant may, to the extent determined by the Board of Directors, make advances of expenses, including attorneys’ fees, incurred prior to the final disposition of a action, suit, proceeding or claim (including an action by or in the right of the Registrant or a subsidiary) to any person entitled to indemnification. Prior to making any advances, the Registrant must receive a written undertaking by the person receiving the advance to repay the amounts advanced if it is ultimately determined that the person was not entitled to indemnification. The indemnification provisions contained in the Registrant’s Restated Articles of Incorporation, as amended, are not exclusive of any other rights to which a person to whom indemnification may be available may be entitled.

Item 16.	Exhibits

The following exhibits are filed or incorporated by reference as part of this registration statement:

Exhibit Number		Description

**1	.1	Form of Underwriting Agreement.
3.1		Restated Articles of Incorporation of the Registrant dated October 7, 1992.
3.2		Certificate of Amendment of Restated Articles of Incorporation of the Registrant dated February 15, 1996.
3.3		Certificate of Amendment of Restated Articles of Incorporation of the Registrant dated February 7, 1997.
3.4		Restated By-Laws of the Registrant dated September 22, 1992.
**4	.1	Form of Certificate of Designations for preferred stock (together with form of Preferred Stock Certificate).
**4	.2	Form of Senior Indenture.
**4	.3	Form of Subordinated Indenture.
**4	.4	Form of Common Stock Warrant Agreement, including form of Warrant.
**4	.5	Form of Preferred Stock Warrant Agreement, including form of Warrant.
**4	.6	Form of Debt Warrant Agreement, including form of Warrant.
**4	.7	Form of Senior Note.
**4	.8	Form of Subordinated Note.
**4	.9	Form of Unit Agreement.
4.10		Form of certificate for Common Stock, filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-1 (Reg. No. 33-51142) and incorporated herein by reference.
4.11		Form of Warrant, dated May 11, 2001, issued to Southwest Bank of St. Louis with respect to 12,500 shares of Registrant’s Common Stock, filed as Exhibit 4.2 to Registrant’s Annual Report on Form 10-K for the year ended September 30, 2001 and incorporated herein by reference.
4.12		Subordinated Convertible Debenture Purchase Agreement, dated as of February 13, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated February 18, 2003 and incorporated herein by reference.

Exhibit Number	Description

4.13	Form of Subordinated Debenture, filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated February 18, 2003 and incorporated herein by reference.
4.14	Form of Warrant, filed as Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated February 18, 2003 and incorporated herein by reference.
4.15	Securities Purchase Agreement, dated as of December 19, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.6 to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated herein by reference.
4.16	Form of 6% Convertible Debenture, filed as Exhibit 4.7 to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated herein by reference.
4.17	Form of Warrant, filed as Exhibit 4.8 to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated herein by reference.
4.18	Securities Purchase Agreement, dated as of March 11, 2004, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.2 to Registrant’s Registration Statement on Form S-3 (Reg. No. 333-115043) and incorporated herein by reference.
4.19	Form of 6% Convertible Debenture, filed as Exhibit 4.3 to Registrant’s Registration Statement on Form S-3 (Reg. No. 333-115043) and incorporated herein by reference.
4.20	Form of Warrant, filed as Exhibit 4.4 to Registrant’s Registration Statement on Form S-3 (Reg. No. 333-115043) and incorporated herein by reference.
4.21	Loan and Warrant Agreement, dated as of October 14, 2004, filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.
4.22	Security Agreement, dated as of October 14, 2004, filed as Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.
4.23	Mortgage Agreement, dated as of October 14, 2004, filed as Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.
4.24	Form of Warrant, filed as Exhibit 4.5 to Registrant’s Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.
4.25	Loan and Warrant Agreement, dated as of February 9, 2005, by and among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.
4.26	Form of Senior Convertible Note, dated as of February 9, 2005, filed as Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.
4.27	Form of Warrant, dated as of February 9, 2005, filed as Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.
4.28	Form of Registration Rights Agreement, dated as of February 9, 2005, filed as Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.
4.29	Loan and Warrant Agreement, dated as of September 29, 2005, among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.
4.30	Form of Note, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

Exhibit Number		Description

4.31		Form of Warrant, filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.
4.32		Registration Rights Agreement, dated as of September 30, 2005, by and among the Registrant and the Lenders parties thereto, filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.
4.33		Waiver and Consent, dated as of February 3, 2006, by and among the Registrant and the Lender parties thereto, filed as Exhibit 4.5 to the Registrant’s Current Report on Form 8-K dated February 6, 2006, and incorporated herein by reference.
4.34		Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement among the Registrant and the Lender parties thereto, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.
4.35		Form of Note, filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.
4.36		Form of Warrant, filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.
4.37		Amendment No. 2 to Loan and Warrant Agreement and Registration Rights Agreement, dated as of December 14, 2006, among the Registrant and the Lenders, filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated December 14, 2006 and incorporated herein by reference.
4.38		Form of Warrant, filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K dated December 14, 2006 and incorporated herein by reference.
5.1		Opinion of Thompson Coburn LLP.
12.1		Statement regarding Computation of Ratios.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Thompson Coburn LLP (included in Exhibit 5.1).
24.1		Powers of Attorney (previously filed).
**25	.1	Trustee Eligibility.

**	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(e) The undersigned registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on the 3rd day of August, 2007.

ZOLTEK COMPANIES, INC.
(Registrant)

By:	/s/ Zsolt Rumy
Zsolt Rumy
Chairman of the Board, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Zsolt Rumy Zsolt Rumy		Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2007

/s/ Kevin J. Schott Kevin J. Schott		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 3, 2007

* Linn H. Bealke		Director	August 3, 2007

* James W. Betts		Director	August 3, 2007

* Charles A. Dill		Director	August 3, 2007

* George E. Husman		Director	August 3, 2007

* Michael D. Latta		Director	August 3, 2007

* By	/s/ Zsolt Rumy Zsolt Rumy, Attorney In Fact

Exhibit Index

Exhibit Number		Description

**1	.1	Form of Underwriting Agreement.
3.1		Restated Articles of Incorporation of the Registrant dated October 7, 1992.
3.2		Certificate of Amendment of Restated Articles of Incorporation of the Registrant dated February 15, 1996.
3.3		Certificate of Amendment of Restated Articles of Incorporation of the Registrant dated February 7, 1997.
3.4		Restated By-Laws of the Registrant dated September 22, 1992.
**4	.1	Form of Certificate of Designations for preferred stock (together with form of Preferred Stock Certificate).
**4	.2	Form of Senior Indenture.
**4	.3	Form of Subordinated Indenture.
**4	.4	Form of Common Stock Warrant Agreement, including form of Warrant.
**4	.5	Form of Preferred Stock Warrant Agreement, including form of Warrant.
**4	.6	Form of Debt Warrant Agreement, including form of Warrant.
**4	.7	Form of Senior Note.
**4	.8	Form of Subordinated Note.
**4	.9	Form of Unit Agreement.
4.10		Form of certificate for Common Stock, filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-1 (Reg. No. 33-51142) and incorporated herein by reference.
4.11		Form of Warrant, dated May 11, 2001, issued to Southwest Bank of St. Louis with respect to 12,500 shares of Registrant’s Common Stock, filed as Exhibit 4.2 to Registrant’s Annual Report on Form 10-K for the year ended September 30, 2001 and incorporated herein by reference.
4.12		Subordinated Convertible Debenture Purchase Agreement, dated as of February 13, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated February 18, 2003 and incorporated herein by reference.
4.13		Form of Subordinated Debenture, filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated February 18, 2003 and incorporated herein by reference.
4.14		Form of Warrant, filed as Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated February 18, 2003 and incorporated herein by reference.
4.15		Securities Purchase Agreement, dated as of December 19, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.6 to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated herein by reference.
4.16		Form of 6% Convertible Debenture, filed as Exhibit 4.7 to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated herein by reference.
4.17		Form of Warrant, filed as Exhibit 4.8 to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated herein by reference.
4.18		Securities Purchase Agreement, dated as of March 11, 2004, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.2 to Registrant’s Registration Statement on Form S-3 (Reg. No. 333-115043) and incorporated herein by reference.
4.19		Form of 6% Convertible Debenture, filed as Exhibit 4.3 to Registrant’s Registration Statement on Form S-3 (Reg. No. 333-115043) and incorporated herein by reference.
4.20		Form of Warrant, filed as Exhibit 4.4 to Registrant’s Registration Statement on Form S-3 (Reg. No. 333-115043) and incorporated herein by reference.

Exhibit Number	Description

4.21	Loan and Warrant Agreement, dated as of October 14, 2004, filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.
4.22	Security Agreement, dated as of October 14, 2004, filed as Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.
4.23	Mortgage Agreement, dated as of October 14, 2004, filed as Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.
4.24	Form of Warrant, filed as Exhibit 4.5 to Registrant’s Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.
4.25	Loan and Warrant Agreement, dated as of February 9, 2005, by and among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.
4.26	Form of Senior Convertible Note, dated as of February 9, 2005, filed as Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.
4.27	Form of Warrant, dated as of February 9, 2005, filed as Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.
4.28	Form of Registration Rights Agreement, dated as of February 9, 2005, filed as Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.
4.29	Loan and Warrant Agreement, dated as of September 29, 2005, among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.
4.30	Form of Note, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.
4.31	Form of Warrant, filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.
4.32	Registration Rights Agreement, dated as of September 30, 2005, by and among the Registrant and the Lenders parties thereto, filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.
4.33	Waiver and Consent, dated as of February 3, 2006, by and among the Registrant and the Lender parties thereto, filed as Exhibit 4.5 to the Registrant’s Current Report on Form 8-K dated February 6, 2006, and incorporated herein by reference.
4.34	Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement among the Registrant and the Lender parties thereto, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.
4.35	Form of Note, filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.
4.36	Form of Warrant, filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.
4.37	Amendment No. 2 to Loan and Warrant Agreement and Registration Rights Agreement, dated as of December 14, 2006, among the Registrant and the Lenders, filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated December 14, 2006 and incorporated herein by reference.
4.38	Form of Warrant, filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K dated December 14, 2006 and incorporated herein by reference.
5.1	Opinion of Thompson Coburn LLP.

Exhibit Number		Description

12.1		Statement regarding Computation of Ratios.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Thompson Coburn LLP (included in Exhibit 5.1).
24.1		Powers of Attorney (previously filed).
**25	.1	Trustee Eligibility.

**	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.